SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Macy’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202

and

151 West 34th Street, New York, New York 10001

March 28, 2012

To the Shareholders:

It is my privilege to invite you to attend Macy’s 2012 annual meeting of shareholders. We are holding the annual meeting on Friday, May 18, 2012, at 11:00 a.m., Eastern Daylight Savings Time, at Macy’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. We are enclosing the official notice of meeting, proxy statement and form of proxy with this letter. The matters listed in the notice of meeting are described in the attached proxy statement.

Your vote is important and we want your shares to be represented at the meeting. Accordingly, we encourage you to read the proxy statement and cast your vote promptly by following the instructions on the enclosed proxy card.

We appreciate your continued confidence in and support of Macy’s, Inc.

Sincerely,

TERRY J. LUNDGREN Chairman of the Board, President and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202

and

151 West 34th Street, New York, New York 10001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

and

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be Held on May 18, 2012

To the Shareholders:

Macy’s hereby gives notice that the annual meeting of its shareholders will be held at 11:00 a.m., Eastern Daylight Savings Time, on Friday, May 18, 2012, at Macy’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. At the annual meeting, shareholders will be asked to:

1.	Elect ten members of Macy’s board of directors;

2.	Ratify the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending February 2, 2013;

3.	Approve Macy’s Senior Executive Incentive Compensation Plan;

4.	Cast an advisory vote on executive compensation;

5.	Consider a shareholder proposal regarding raccoon dog fur, if properly presented at the annual meeting; and

6.	Conduct such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

We recommend that you vote “For” the election of each director nominee, “For” items 2, 3 and 4, and “Against” item 5. Each of these matters is more fully described in the attached proxy statement. The proxy statement and our annual report on Form 10-K are also available for your review at: www.proxyvote.com and www.macysinc.com/shareholders.

The Board of Directors has fixed March 23, 2012 as the record date for the determination of shareholders entitled to vote at the annual meeting or any postponements or adjournments of the annual meeting.

DENNIS J. BRODERICK Secretary

March 28, 2012

YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING OR BY PROXY. MACY’S RECOMMENDS THAT YOU VOTE BY PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. PLEASE VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOU MAY VOTE BY MAIL, BY TELEPHONE OR OVER THE INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN STREET NAME BY A BROKER, BANK OR OTHER NOMINEE, AND YOU DECIDE TO ATTEND AND VOTE YOUR SHARES AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A SIGNED AND PROPERLY EXECUTED PROXY FROM YOUR BANK, BROKER OR OTHER NOMINEE TO VOTE YOUR SHARES HELD IN STREET NAME AT THE ANNUAL MEETING.

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202

and

151 West 34th Street, New York, New York 10001

PROXY STATEMENT

Macy’s board of directors (the “Board”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of Macy’s shareholders. The annual meeting will be held at 11:00 a.m., Eastern Daylight Savings Time, on Friday, May 18, 2012, at our offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The proxies received will be used at the annual meeting and at any postponements or adjournments of the annual meeting for the purposes set forth in the accompanying notice of meeting. We will begin mailing the proxy statement, the notice of meeting and accompanying proxy on April 9, 2012.

GENERAL

The record date for the annual meeting is March 23, 2012. If you were a holder of record of shares of Macy’s common stock at the close of business on the record date you are entitled to vote those shares at the annual meeting. You are entitled to one vote for each share of Macy’s common stock you owned on the record date on each of the matters listed in the notice of meeting. As of the record date, 418,467,570 shares of Macy’s common stock were outstanding. This number excludes shares held in the treasury of Macy’s.

Confidential Voting Policy

The Board has adopted a policy under which all voting materials that identify the votes of specific shareholders will be kept confidential and will not be disclosed to our officers, directors or employees or to third parties except as described below. Voting materials may be disclosed in any of the following circumstances:

•	if required by applicable law;

•	to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain shareholder confidentiality as provided in the policy;

•	in those instances in which shareholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Macy’s management;

•	in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

•

in respect of a shareholder proposal that the Nominating and Corporate Governance Committee of the Board, referred to as the NCG Committee, after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Macy’s and its shareholders; and

•	in the event that representatives of Macy’s determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.

The policy described above will apply to the annual meeting.

Quorum

A quorum of shareholders is necessary to hold a valid annual meeting. The holders of a majority of our common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting for the transaction of business at the meeting. We will treat all shares of Macy’s common stock represented at the meeting, including abstentions and “broker non-votes,” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of Macy’s common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Vote Required for Each Proposal

The vote required for each matter is:

•

Item 1. Nominees for election must be elected by the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved. Any incumbent nominee for director who receives a greater number of votes cast “against” than votes cast “for” shall continue to serve on the Board pursuant to Delaware law, but, pursuant to our director resignation policy, shall tender his or her resignation for consideration by the NCG Committee. The NCG Committee will promptly consider such resignation and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will publicly disclose its decision within 90 days after the certification of the election results. Any director who tenders his or her resignation pursuant to this policy would not participate in the NCG Committee’s recommendation or the Board’s consideration regarding whether or not to accept the tendered resignation.

•

Item 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

•

Item 3. Approval of the Senior Executive Incentive Compensation Plan requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

•

Item 4. The advisory (non-binding) proposal to approve executive compensation, as disclosed in this proxy statement, requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

•

Item 5. The shareholder proposal regarding raccoon dog fur requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

Broker Non-Votes

“Broker non-votes” are shares held by a broker, bank or other nominee that are represented at the meeting, but with respect to which the beneficial owner of such shares has not instructed the broker, bank or nominee on how to vote on a particular proposal, and with respect to which the broker, bank or nominee does not have discretionary voting power on such proposal.

Voting Instructions

All shares of our common stock represented at the annual meeting by proxies properly submitted prior to or at the annual meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted in accordance with the recommendation of the Board, as follows:

•	FOR the director nominees identified below (Item 1);

•	FOR the ratification of the appointment of our independent registered public accounting firm (Item 2);

•	FOR the proposal to approve the Senior Executive Incentive Compensation Plan (Item 3);

•	FOR the approval of the compensation of our named executive officers (Item 4); and

•	AGAINST the shareholder proposal regarding raccoon dog fur (Item 5).

Methods of Voting Your Proxy

You may vote in person at the annual meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You have three options for voting by proxy:

•

Internet:    You can vote over the Internet at the Web address shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote over the Internet, you should not return your proxy card.

•

Telephone:    You can vote by telephone by calling the toll-free number on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. When you vote by telephone, you should not return your proxy card.

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement.

Voting Shares Held in Street Name.    A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. The Internet and telephone proxy procedures are designed to authenticate your identity, to allow you to give your proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed over the Internet or by telephone through such a program must be received by 11:59 p.m., Eastern Daylight Savings Time, on Thursday, May 17, 2012. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given over the Internet or by telephone with respect to your shares.

Directing the voting of your shares will not affect your right to vote in person if you decide to attend the annual meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or other nominee to vote your shares held in street name at the annual meeting. Without your instructions, your broker or brokerage firm is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2), but is not permitted to use discretion and vote your uninstructed shares on non-routine matters (such as Items 1, 3, 4 and 5). Therefore, the Company encourages you to give voting instructions to your broker or brokerage firm on all matters being considered at the meeting.

Voting Shares Held in 401(k) Plan.    If you participate in our 401(k) Retirement Investment Plan, you will receive a voting instruction card for the Macy’s common stock allocated to your account in the plan. You may instruct the plan trustee on how to vote your proportional interest in any Macy’s shares held by the plan by signing, dating and mailing the enclosed voting instruction card, or by submitting your voting instructions by telephone or over the Internet. The plan trustee will vote your proportional interest in accordance with your instructions and the terms of the plan. If you fail to vote, the trustee for the plan, subject to its fiduciary obligations under ERISA, will vote your proportional interest in the same proportion as it votes the proportional interests for which it receives instructions from other plan participants. Under the terms of the plan, the trustee must receive voting instructions from plan participants by 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 16, 2012.

Revoking Your Proxy

You may revoke your proxy at any time by:

•	submitting evidence of your revocation to the Company’s Corporate Secretary;

•	voting again over the Internet or by telephone;

•	signing another proxy card bearing a later date and mailing it so that it is received prior to the annual meeting; or

•	voting in person at the annual meeting, although attendance at the annual meeting will not, in itself, revoke a proxy.

STOCK OWNERSHIP

Certain Beneficial Owners.    The following table sets forth information as to the beneficial ownership of each person known to Macy’s to own more than 5% of Macy’s outstanding common stock as of March 23, 2012 based on ownership reports filed by such persons prior to that date.

Name and Address	Date of Most Recent Schedule 13G Filing	Number of Shares	Percent of Class
BlackRock, Inc. (“BlackRock”)(1) 40 East 52nd Street New York, NY 10022	January 20, 2012	24,650,718	5.87%

Invesco Ltd.(2) 1555 Peachtree Street, NE Atlanta, GA 30309	February 14, 2012	21,065,841	5.00%

(1)	Based on a Schedule 13G filed with the SEC by BlackRock. The Schedule 13G reports that, as of December 31, 2011, BlackRock had sole voting power and sole dispositive power over 24,650,718 shares of Macy’s common stock.

(2)	Based on a Schedule 13G filed with the SEC by Invesco, Ltd. The Schedule 13G reports that, as of December 31, 2011: (a) Invesco Advisors, Inc. had sole voting power over 17,010,306 shares of Macy’s common stock, sole dispositive power over 17,577,496 shares and shared dispositive power over 46,600 shares; (b) Invesco Asset Management Deutschland GmbH had sole voting power over 53,300 shares of Macy’s common stock and sole dispositive power over 291,000 shares; (c) Invesco Australia Ltd. had sole voting power and sole dispositive power over 6,200 shares of Macy’s common stock; (d) Invesco Asset Management (Japan) Limited had sole voting power and sole dispositive power over 100,004 shares of Macy’s common stock; (e) Invesco Asset Management Limited had sole voting power over 2,231,139 shares of Macy’s common stock, shared voting power over 189,381 shares and sole dispositive power over 2,420,520 shares; (f) Invesco Management S.A. had sole voting power over 76,805 shares of Macy’s common stock and sole dispositive power over 117,505 shares; (g) Invesco Asset Management Ireland Limited had sole voting power and sole dispositive power over 17,700 shares of Macy’s common stock; (h) Invesco Asset Management Osterreich GmbH had sole voting power and sole dispositive power over 35,500 shares of Macy’s common stock; (i) Invesco Kapitalanlagegesellschaft GmbH had sole voting power and sole dispositive power over 11,200 shares of Macy’s common stock; (j) Invesco PowerShares Capital Management had sole voting power and sole dispositive power over 381,249 shares of Macy’s common stock; (k) Invesco PowerShares Capital Management Ireland Limited had sole voting power and sole dispositive power over 4,154 shares of Macy’s common stock; (l) Invesco Investment Advisers, LLC had sole voting power over 56,456 shares of Macy’s common stock; and (m) Invesco National Trust Company had sole dispositive power over 257 shares of Macy’s common stock.

Stock Ownership of Directors and Executive Officers.    The following table sets forth the shares of Macy’s common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC), as of March 23, 2012 by each director who is not an employee of Macy’s, referred to as a Non-Employee Director, by each executive named in the 2011 Summary Compensation Table, referred to as a Named Executive, and by our directors and executive officers as a group. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

Name	Number of Shares		Percent of Class
	(1)	(2)
Stephen F. Bollenbach	50,621	45,551	less than 1%
Deirdre P. Connelly	23,778	21,268	less than 1%
Meyer Feldberg	90,647	71,806	less than 1%
Sara Levinson	68,833	68,833	less than 1%
Joseph Neubauer	247,262	122,722	less than 1%
Joseph A. Pichler	101,531	92,731	less than 1%
Joyce M. Roché	53,607	51,615	less than 1%
Paul C. Varga	850	0	less than 1%
Craig E. Weatherup	130,250	124,250	less than 1%
Marna C. Whittington	131,053	101,107	less than 1%
Terry J. Lundgren	3,574,094	3,073,931	less than 1%
Karen M. Hoguet	684,504	522,124	less than 1%
Timothy M. Adams	290,984	251,457	less than 1%
Thomas L. Cole	626,722	513,124	less than 1%
Ronald L. Klein	416,565	335,114	less than 1%
All directors and executive officers as a group (25 persons)	8,309,183	6,970,959	2.0%

(1)	Aggregate number of shares of Macy’s common stock currently held or which may be acquired within 60 days after March 23, 2012 through the exercise of options granted under our 2009 Omnibus Incentive Compensation Plan, referred to as the 2009 Omnibus Plan, our 1995 Executive Equity Incentive Plan, referred to as the 1995 Equity Plan, or our 1994 Stock Incentive Plan, referred to as the 1994 Stock Plan. For the Non-Employee Directors, the number also includes deferred stock credits which may be paid out from the Director Deferred Compensation Plan if the directors’ service on the Board were to end during the 60-day period.

(2)	Number of shares of Macy’s common stock which may be acquired within 60 days after March 23, 2012 (i) through the exercise of options granted under the 2009 Omnibus Plan, the 1995 Equity Plan and the 1994 Stock Plan and (ii) with respect to Non-Employee Directors, through distributions of deferred stock credits if the directors’ service on the Board were to end during the 60-day period.

Securities Authorized for Issuance Under Equity Compensation Plans.    The following table presents certain aggregate information, as of January 28, 2012, with respect to the 2009 Omnibus Plan, the 1995 Equity Plan and the 1994 Stock Plan (included on the line captioned “Equity compensation plans approved by security holders”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(thousands)		(thousands)
Equity compensation plans approved by security holders	34,405	26.36	36,597
Equity compensation plans not approved by security holders	0	0	0
Total	34,405	26.36	36,597

The foregoing table does not reflect stock credits issued under our Executive Deferred Compensation Plan, the Director Deferred Compensation Plan, or the Associated Dry Goods (ADG) Corporation Executives Deferred Compensation Plan (assumed by Macy’s in connection with its acquisition of The May Department Stores Company). The Executive Deferred Compensation Plan and the ADG Corporation Executives Deferred Compensation Plan have not been approved by our shareholders. Pursuant to the Executive Deferred Compensation Plan, eligible executives may elect to receive a portion of their cash compensation in the form of stock credits. Pursuant to the Director Deferred Compensation Plan, Non-Employee Directors may elect to receive a portion of their cash compensation in the form of stock credits. Pursuant to the Associated Dry Goods Corporation Executives Deferred Compensation Plan, participants elected to receive a portion of their cash compensation in the form of stock credits.

Under the plans described in the immediately preceding paragraph, entitlements due to participants are expressed as dollar amounts and then converted to stock credits in amounts equal to the number of shares of Macy’s common stock that could be purchased by the applicable plan at current market prices with the cash that otherwise would have been payable to the participant. Each stock credit, other than a stock credit payable in cash, entitles the holder to receive one share of Macy’s common stock upon the termination of the holder’s employment or service with Macy’s. Payments include dividend equivalents on the stock credits equal to any dividends paid to shareholders on shares of Macy’s common stock.

ITEM 1.  ELECTION OF DIRECTORS

Our directors are elected annually to one-year terms.

In accordance with the recommendation of the NCG Committee, the Board has nominated Stephen F. Bollenbach, Deirdre P. Connelly, Meyer Feldberg, Sara Levinson, Terry J. Lundgren, Joseph Neubauer, Joyce M. Roché, Paul C. Varga, Craig E. Weatherup and Marna C. Whittington, each of whom is currently a member of the Board, for election as directors. If elected, each of these nominees will serve for a one-year term that will expire at our annual meeting of shareholders in 2013 or until his or her successor is duly elected and qualified.

Information regarding the nominees is set forth below. Ages are as of March 27, 2012. All directors bring to the Board a wealth of executive leadership experience derived from their service in executive or professional positions with large, complex organizations. The criteria considered and process undertaken by the NCG Committee in recommending qualified director candidates is described below under “Further Information Concerning the Board of Directors — Director Nomination and Qualifications.”

Each nominee has consented to being nominated and has agreed to serve if elected. If any nominee becomes unavailable to serve as a director before the annual meeting, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote your shares for the substitute nominee designated by the Board. Alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

The Board recommends that you vote FOR the election of the nominees named above, and your proxy will be so voted unless you specify otherwise.

Nominees for Election as Directors:

STEPHEN F. BOLLENBACH

Mr. Bollenbach, age 69, has been a director since June 2007. Mr. Bollenbach has been the Non-Executive Chairman of the Board of Directors of KB Home, a homebuilding company, since April 2007. He served as co-Chairman and Chief Executive Officer of Hilton Hotels Corporation from May 2004 until his retirement in October 2007. From February 1996 to May 2004, he served as Chief Executive Officer and President of Hilton Hotels Corporation. Prior to his affiliation with Hilton Hotels, Mr. Bollenbach held Chief Financial Officer positions at The Walt Disney Corporation, Marriott Corporation and The Trump Organization. Mr. Bollenbach is a former director of American International Group, Inc. (until 2009), Harrah’s Entertainment, Inc. (until 2007) and Hilton Hotels Corporation (until 2007). He is currently also a member of the boards of directors of KB Home and Time Warner Inc.

DEIRDRE P. CONNELLY

Ms. Connelly, age 51, has been a director since January 2008. Ms. Connelly has been President, North American Pharmaceuticals of GlaxoSmithKline, a global pharmaceutical company, since February 2009. From June 2005 through January 2009, Ms. Connelly served as President — U.S. Operations of Eli Lilly and Company. From October 2004 to June 2005, Ms. Connelly served as Senior Vice President — Human Resources of Eli Lilly and Company. From May 2004 to October 2004, she served as Vice President — Human Resources of Eli Lilly and Company. From 2003 to May 2004, Ms. Connelly served as Executive Director, Human Resources — U.S. Operations of Eli Lilly and Company. From 2001 to 2003, she served as Leader, Women’s Health Business — U.S. Operations of Eli Lilly and Company.

MEYER FELDBERG

Professor Feldberg, age 70, has been a director since May 1992. Professor Feldberg has been Dean Emeritus and Professor of Leadership and Ethics at Columbia Business School at Columbia University since June 2004. Prior to that time, he served as the Dean of the Columbia Business School at Columbia University from 1989 to June 2004. He is currently on leave of absence from Columbia University and is serving as a Senior Advisor at Morgan Stanley. In 2007, New York Mayor Michael Bloomberg appointed Professor Feldberg as the President of NYC Global Partners, an office in the Mayor’s office that manages the relationships between New York City and other global cities around the world. His career has also included teaching and leadership positions in the business schools of the University of Cape Town, Northwestern and Tulane. In addition, he served as President of the Illinois Institute of Technology from 1986 to 1989. Professor Feldberg is a former director of Primedia, Inc. (until 2011). He is currently also a member of the boards of directors of Revlon, Inc. and UBS Global Asset Management and is the Lead Director of SAPPI Limited.

SARA LEVINSON

Ms. Levinson, age 61, has been a director since May 1997. Ms. Levinson was the Non-Executive Chairman of ClubMom, Inc., an online social networking community for mothers, from October 2002 until February 2008, and was Chairman and Chief Executive Officer of ClubMom from May 2000 through September 2002. She was President of the Women’s Group of publisher Rodale, Inc. from October 2002 until June 2005. From September 1994 through April 2000, she was President of NFL Properties, Inc., where she oversaw a $2 billion consumer products and e-commerce division, corporate sponsorship, marketing, special events, club services and publishing. Prior to NFL Properties, Ms. Levinson served at MTV Networks as President, MTV, where she oversaw marketing, research, new business development, strategic operations and international operations. Ms. Levinson is currently also a member of the board of directors of Harley Davidson, Inc.

TERRY J. LUNDGREN

Mr. Lundgren, age 60, has been a director since May 1997. Mr. Lundgren has been Chairman of Macy’s, Inc. since January 15, 2004 and President and Chief Executive Officer of Macy’s, Inc. since February 26, 2003. Prior to that time, he served as the President/Chief Operating Officer and Chief Merchandising Officer of Macy’s, Inc. since April 15, 2002. From May 1997 until April 15, 2002, he was President and Chief Merchandising Officer of Macy’s, Inc. Mr. Lundgren is currently also a director of the Federal Reserve Bank of New York.

JOSEPH NEUBAUER

Mr. Neubauer, age 70, has been a director since September 1992. Mr. Neubauer has been Chairman and Chief Executive Officer of ARAMARK Holdings Corporation since January 2007. ARAMARK is a leading provider of a broad range of professional services, including food, hospitality, facility and uniform services, in North America, South America, Europe and the Far East. From September 2004 to January 2007,

Mr. Neubauer served as Chairman and Chief Executive Officer of ARAMARK Corporation. From January 2004 to September 2004, he served as Executive Chairman of ARAMARK Corporation. Prior to that, he was Chief Executive Officer of ARAMARK Corporation from 1983 until December 2003, and Chairman from 1984 until December 2003. Prior to serving as Chief Executive Officer of ARAMARK Corporation, Mr. Neubauer served as its Chief Financial Officer. Mr. Neubauer is a former director of ARAMARK Corporation (until 2007) and Wachovia Corporation (until 2008). He is currently also a member of the boards of directors of ARAMARK Holdings Corporation and Verizon Communications, Inc.

JOYCE M. ROCHÉ

Ms. Roché, age 65, has been a director since February 2006. Ms. Roché was the President and Chief Executive Officer of Girls Incorporated, a national non-profit research, education and advocacy organization from September 2000 through May 2010. Prior to assuming her position at Girls Incorporated, Ms. Roché was an independent marketing consultant from 1998 to August 2000. She served as President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and also held senior marketing positions with Carson, Inc., Revlon, Inc. and Avon, Inc. Ms. Roché is a former director of Anheuser-Busch Companies, Inc. (until 2008). She is currently also a member of the boards of directors of AT&T, Inc., Dr. Pepper Snapple Group and Tupperware Corporation.

PAUL C. VARGA

Mr. Varga, age 48, has been a director since March 2012. Mr. Varga has been Chairman of Brown-Forman Corporation, a spirits and wine company, since August 2007 and Chief Executive Officer since 2004. He served as President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman Corporation) from 2003 to 2005 and as Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003. He is currently also a member of the board of directors of Brown-Forman Corporation.

CRAIG E. WEATHERUP

Mr. Weatherup, age 66, has been a director since August 1996. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as Chief Executive Officer of its world-wide Pepsi-Cola business and President of PepsiCo, Inc. Mr. Weatherup also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as Chairman and Chief Executive Officer from March 1999 to January 2003. Mr. Weatherup is currently also a member of the board of directors of Starbucks Corporation.

MARNA C. WHITTINGTON

Dr. Whittington, age 64, has been a director since June 1993. Dr. Whittington was Chief Executive Officer of Allianz Global Investors Capital, a successor firm of Nicholas Applegate Global Capital Management, from 2002 until her retirement in January 2012. Allianz Global Investors Capital is a diversified global investment firm. She was Chief Operating Officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital, from 2001 to 2011. Prior to joining Nicholas-Applegate in 2001, she was Managing Director and Chief Operating Officer of Morgan Stanley Asset Management. Dr. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. Previously, she was Executive Vice President and CFO of the University of Pennsylvania, from 1984 to 1992. Earlier, she had been first, Budget Director, and later, Secretary of Finance, for the State of Delaware. Dr. Whittington is a former director of Rohm & Haas Company (until 2009).

Retiring Director

JOSEPH A. PICHLER

Mr. Pichler, age 72, who is retiring from the Board immediately following the annual meeting, and, therefore, is not standing for re-election, has been a director since December 1997. Mr. Pichler was Chairman of The Kroger Co., one of the nation’s largest grocery retailers, from June 2003 until June 2004, and was Chairman and Chief Executive Officer of The Kroger Co. from September 1990 until June 2003. Mr. Pichler began his career in academics, serving as a professor of the School of Business at the University of Kansas before serving as Dean from 1974 to 1980.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance at Meetings

The Board held seven meetings during the fiscal year ended January 28, 2012, referred to as fiscal 2011. During fiscal 2011, no director attended fewer than 75%, in the aggregate, of the total number of meetings of the Board and Board Committees on which such director served.

Director Attendance at Annual Meetings

As a matter of policy, we expect our directors to make reasonable efforts to attend the annual meetings of shareholders. All of the Company’s directors attended our most recent annual meeting of shareholders.

Communications with the Board

You may communicate with the full Board, the Audit Committee, the Non-Employee Directors, or any individual director by communicating through our Internet website at www.macysinc.com/investors/governance or by mailing such communications to Macy’s, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attn: General Counsel. Such communications should indicate to whom they are addressed. We will refer any communications we receive that relate to accounting, internal accounting controls or auditing matters to members of the Audit Committee unless the communication is otherwise addressed. You may communicate anonymously and/or confidentially if you desire. Our Office of the General Counsel will collect all communications and forward them to the appropriate director(s).

Director Independence

Our Corporate Governance Principles require that a majority of the Board consist of directors who the Board has determined do not have any material relationship with Macy’s and are independent. The Board has adopted Standards for Director Independence to assist the Board in determining if a director is independent. These standards, disclosed on our website at www.macysinc.com/investors/governance, are as follows:

•

The director may not be (and may not have been within the preceding 60 months) an employee and no member of the director’s immediate family may be (and may not have been within the preceding 36 months) an executive officer of Macy’s or any of its subsidiaries. For purposes of these Standards for Director Independence, “immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

•	The director is not a party to any contract pursuant to which such director provides personal services (other than as a director) to Macy’s or any of its subsidiaries.

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Neither the director nor any member of his or her immediate family receives, or has received during any 12-month period within the preceding 36 months, direct compensation of more than $120,000 per year from Macy’s or any of its subsidiaries (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service or, in the case of an immediate family member, compensation for service as a non-executive employee).

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Neither the director nor any member of his or her immediate family is (and has not been within the preceding 60 months) affiliated with or employed in a professional capacity, including as an executive officer, partner or principal, by any corporation or other entity that is or was a paid adviser, consultant or provider of professional services to, or a substantial supplier of, Macy’s or any of its subsidiaries.

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The director is not a current employee and no member of his or her immediate family is a current executive officer of a company that makes payments to, or receives payments from, Macy’s for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

The director is not employed by an organization that received, within the preceding 60 months, eleemosynary grants or endowments from Macy’s or any of its subsidiaries in excess of $250,000 in any fiscal year of Macy’s.

•	The director is not a parent, child, sibling, aunt, uncle, niece, nephew or first cousin of any other director of Macy’s.

•	The director is not a party to any agreement binding him or her to vote, as a shareholder of Macy’s, in accordance with the recommendations of the Board.

•	The director is not a director of any corporation or other entity (other than Macy’s) of which Macy’s Chairman or Chief Executive Officer is also a director.

•

Neither the director nor a member of the director’s immediate family is employed as an executive officer (and has not been so employed for the preceding 36 months) by another company where any of Macy’s present executive officers at the same time serves or served on that company’s compensation committee.

The Board has determined that each of the following Non-Employee Directors qualifies as independent under New York Stock Exchange (“NYSE”) rules and satisfies our Standards for Director Independence: Stephen Bollenbach, Deirdre Connelly, Meyer Feldberg, Sara Levinson, Joseph Neubauer, Joseph Pichler, Joyce Roché, Paul Varga, Craig Weatherup and Marna Whittington. To assist the Board in making that determination, the NCG Committee reviewed, among other things, each director’s employment status and other board commitments and, where applicable, each director’s (and his or her immediate family members’) affiliation with consultants, service providers or suppliers of the Company, including the following transactions, relationships or arrangements:

•

Ms. Whittington’s affiliation, until her retirement in 2012, with Pacific Investment Management Company, LLC, which manages certain assets of our 401(k) and pension plans at the recommendation of a third party advisor to the plans;

•	Mr. Neubauer’s affiliation with ARAMARK Corporation, from which we purchase goods and services through negotiated transactions in the ordinary course of business;

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Mr. Pichler’s service as a consultant to the Kroger Co., which has a 50% ownership interest in a company from which we purchase market research services through negotiated transactions in the ordinary course of business; and

•	Ms. Roché’s affiliation, until her retirement in 2010, with Girls Incorporated, a charitable organization that receives contributions from us through our foundation and other promotional activities.

In each case, the NCG Committee determined that either the director was not providing goods or services to the Company or that the amounts involved fell below the monetary thresholds set forth in the Standards for Director Independence.

Board Leadership Structure

Our Corporate Governance Principles provide that the Board is free to elect its Chairman and the Chief Executive Officer (CEO) in the manner the Board considers in the best interests of the Company at any given point in time and that these positions may be filled by one individual or by two different individuals. Our Chairman and CEO functions have historically been performed by a single individual. The Board believes that this leadership model has worked well in the past and, when combined with the current composition of the CEO and the Board and the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of our business and affairs.

Mr. Lundgren is an experienced and well respected retail executive who also has many years of board experience. As CEO he bears the primary responsibility of developing corporate strategy and managing our day-to-day business operations. As a board member he understands the responsibilities and duties of a director and is well positioned to chair regular Board meetings, provide direction to management regarding the needs, interests and opinions of the Board and help ensure that key business issues and shareholder matters are brought to the attention of the Board. Having Mr. Lundgren serve as both CEO and Chairman promotes unified leadership and direction for both the Board and management.

We have strong corporate governance structures and processes that are intended to ensure that our independent directors will continue to effectively oversee management and key issues such as strategy, risk and integrity. Each of the committees of the Board is comprised solely of independent directors. Consequently, independent directors oversee such critical matters as the integrity of our financial statements, the compensation of management executives, including the CEO, financial commitments for capital projects, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Each Board committee routinely has independent sessions among its members without management to discuss issues and matters of concern to the committee.

The Non-Employee Directors, all of whom are independent, meet in executive session without management either before or after all regularly scheduled Board meetings to discuss various issues and matters of concern to the Board, including the effectiveness of management, our performance and our strategic plans. We do not have a lead director. The chairpersons of the Board committees preside at the executive sessions of the Board by annual rotation. Joseph Pichler, chair of the NCG Committee, presided at the executive sessions during fiscal 2011, and Joseph Neubauer, chair of the Audit Committee, is doing so in fiscal 2012. At every Board meeting the presiding director or any other director may request that the Board go into executive session with only independent directors present. The presiding director or any other director is free to suggest the inclusion of items on the agenda for Board meetings or raise subjects that are not on the agenda for that meeting. In addition, the Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Risk Oversight

We have an enterprise risk management program pursuant to which enterprise risks are identified and prioritized. At committee and Board meetings throughout the year, management discusses the risk exposures identified as being most significant to the Company and the related actions that management may take to monitor such exposures. The Audit Committee, in particular, discusses with management the risk assessments and risk management policies relating to a variety of risks, including certain financial, operational, IT and compliance risks. The chairman of the Audit Committee updates the full Board on these discussions.

Compensation Risk Assessment.    The Compensation and Management Development Committee, referred to as the CMD Committee, considers risks associated with our compensation programs. In addition, as part of its ongoing advisory role to the CMD Committee, the CMD Committee’s independent executive compensation consultant, Frederic W. Cook & Co., referred to as Cook & Co., continually evaluates the potential for unintended risk associated with the design of the compensation programs.

At the direction of the CMD Committee, in 2010 Cook & Co. conducted a comprehensive review of our compensation programs in relation to potential risk areas to determine whether risk existed and whether there were design factors that mitigated potential risk areas. Following its review, Cook & Co. concluded that our compensation programs are well-designed and do not encourage behaviors that would create material risk for the Company. Cook and Co. also noted that there are a number of features in the programs that mitigate risk and protect against perverse behavior and the potential for unintended consequences.

During 2011, the CMD Committee asked Cook & Co. to update its review of our compensation programs to identify any material changes to enterprise risk and/or the design of the compensation programs. Based on its review of the compensation programs and interviews with senior executives, Cook & Co. concluded that there have been no material changes to the Company’s enterprise risk or to compensation program design since its 2010 review and that our compensation programs continue to be well-designed and do not encourage behaviors that would create material risk for the Company. In reaching this conclusion, Cook & Co. noted the following features of our compensation programs:

•	Pay philosophy, peer group and market positioning are appropriate in light of our business model and size relative to our peer group of companies.

•	The programs have an appropriate degree of balance with respect to the mix of cash and equity compensation and measure performance against both annual and multi-year standards.

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Performance goals are set at levels that are sufficiently high to encourage strong performances and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies.

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The performance metrics focus participants on profitable growth, asset efficiency and sustainable long-term shareholder value creation, thereby holding management accountable to achievement of key operational and strategic priorities that support our short- and long-term strategic objectives.

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The CMD Committee has the ability to reduce amounts earned under the annual bonus program to reflect a subjective evaluation of the quality of earnings, individual performance and other factors that should influence earned compensation.

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Meaningful risk mitigators are in place, including substantial stock ownership guidelines, compensation clawback provisions, anti-hedging/pledging policies, independent CMD Committee oversight, and engagement of an independent consultant that does no other work for the Company or management.

Committees of the Board

The following standing committees of the Board were in existence throughout fiscal 2011: the Audit Committee, the CMD Committee, the Finance Committee and the NCG Committee. The table below provides the current members of each Board committee and meeting information for fiscal 2011:

Name	Audit		CMD		Finance		NCG
Stephen F. Bollenbach	x				x

Deirdre P. Connelly			x				x

Meyer Feldberg			x	*			x

Sara Levinson			x				x

Terry J. Lundgren

Joseph Neubauer	x	*	x		x

Joseph A. Pichler					x		x	*

Joyce M. Roché	x						x

Paul C. Varga

Craig E. Weatherup			x				x

Marna C. Whittington	x				x	*

2011 Meetings	6		5		6		6

*	Chair

Audit Committee.    The Audit Committee was established in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the NYSE. Its charter is disclosed on our website at www.macysinc.com/investors/governance. As required by the Audit Committee charter, all current members of the Audit Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules. The Board has determined that all members are financially literate for purposes of NYSE listing standards, and that Mr. Neubauer qualifies as an “audit committee financial expert” because of his business experience, understanding of generally accepted accounting principles and financial statements, and educational background.

The responsibilities of the Audit Committee include:

•	reviewing the professional services provided by our independent registered public accounting firm and the independence of such firm prior to initial engagement of the firm and annually thereafter;

•	reviewing the scope of the audit by our independent registered public accounting firm;

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reviewing any proposed non-audit services by our independent registered public accounting firm to determine if the provision of such services is compatible with the maintenance of their independence, and approval of same;

•	reviewing our annual financial statements, systems of internal accounting controls, material legal developments relating thereto, and legal compliance policies and procedures;

•	discussing policies with respect to our risk assessment and risk management;

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reviewing matters with respect to our legal, accounting, auditing and financial reporting practices and procedures as it may find appropriate or as may be brought to its attention, including our compliance with applicable laws and regulations;

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monitoring the functions of our Compliance and Ethics organization, including review and discussing with management and the Board the organization’s reports describing its on-going projects, the status of its communications and training programs, the status of pending compliance issues and other matters;

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reviewing with members of our internal audit staff the internal audit department’s staffing, responsibilities and performance, including its audit plans, audit results and actions taken with respect to those results; and

•

establishing procedures for the Audit Committee to receive, review and respond to complaints regarding accounting, internal accounting controls, and auditing matters, as well as confidential, anonymous submissions by employees of concerns related to questionable accounting or auditing matters.

See “Report of the Audit Committee” for further information regarding certain reviews and discussions undertaken by the Audit Committee.

Compensation and Management Development Committee.    The charter for the CMD Committee is disclosed on our website at www.macysinc.com/investors/governance. As required by the CMD Committee charter, all current members of the CMD Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules, are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and are “outside directors” under Section 162(m) of the Internal Revenue Code.

The responsibilities of the CMD Committee include:

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reviewing the salaries of our chief executive officer and other executive officers and, either as a committee or together with the other independent directors (as directed by the Board), setting compensation levels for these executives;

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administering our bonus, incentive and stock option plans, including (i) establishing any annual or long-term performance goals and objectives and maximum annual or long-term incentive awards for the chief executive officer and the other executives, (ii) determining whether and the extent to which annual and/or long-term performance goals and objectives have been achieved, and (iii) determining related annual and/or long-term incentive awards for the chief executive officer and the other executives;

•	reviewing and approving the benefits of the chief executive officer and our other executive officers;

•	reviewing and approving any proposed employment agreement with, and any proposed severance, termination or retention plans, agreements or payments applicable to, any of our executive officers;

•	advising and consulting with management regarding our pension, benefit and compensation plans, policies and practices;

•	establishing chief executive officer and key executive succession plans, including plans in the event of an emergency, resignation or retirement; and

•

reviewing and monitoring executive development strategies and practices for senior level positions and executives in order to assure the development of a pool of management and executive personnel for adequate and orderly management succession.

Finance Committee.    The charter for the Finance Committee is disclosed on our website at www.macysinc.com/investors/governance. As required by the Finance Committee charter, a majority of the members of the Finance Committee are independent under our Standards for Director Independence.

The responsibilities of the Finance Committee include:

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reviewing capital projects and other financial commitments and approving such projects and commitments above $15 million and below $25 million, reviewing and making recommendations to the Board with respect to approval of all such projects and commitments of $25 million and above, and reviewing and tracking the actual progress of approved capital projects against planned projections;

•	reporting to the Board on potential transactions affecting our capital structure, such as financings, refinancings and the issuance, redemption or repurchase of our debt or equity securities;

•	reporting to the Board on potential changes in our financial policy or structure which could have a material financial impact on the Company;

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reviewing the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income above $15 million and below $25 million and approving all such transactions, and recommending to the Board on all such transactions involving projected costs or income of $25 million and above; and

•	reviewing the management and performance of the assets of our retirement plans.

Nominating and Corporate Governance Committee.    The charter for the NCG Committee is disclosed on our website at www.macysinc.com/investors/governance. As required by the NCG Committee charter, all current members of the NCG Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules.

The responsibilities of the NCG Committee include:

•	identifying and screening candidates for future Board membership;

•	proposing candidates to the Board to fill vacancies as they occur, and proposing nominees to the Board for election by the shareholders at annual meetings;

•	reviewing our Corporate Governance Principles and recommending to the Board any modifications that the NCG Committee deems appropriate;

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overseeing the evaluation of and reporting to the Board on the performance and effectiveness of the Board and its committees and other issues of corporate governance, and recommending to the Board any changes concerning the composition, size, structure and activities of the Board and the committees of the Board as the NCG Committee deems appropriate based on its evaluations;

•	reviewing and reporting to the Board with respect to director compensation and benefits and make recommendations to the Board as the NCG Committee deems appropriate; and

•	considering possible conflicts of interest of Board members and management and making recommendations to prevent, minimize, or eliminate such conflicts of interest.

The NCG Committee reviews our director compensation program periodically. To help it perform its responsibilities, the NCG Committee makes use of company resources, including members of senior management in our human resources and legal departments. In addition, the NCG Committee engages the services of an independent outside compensation consultant to assist the NCG Committee in assessing the competitiveness and overall appropriateness of our director compensation program.

Director Nomination and Qualifications

Our By-Laws provide that director nominations may be made by or at the direction of the Board. The NCG Committee is charged with identifying individuals qualified to become Board members and recommending such individuals to the Board for its consideration. The NCG Committee is authorized, among other means of identifying potential candidates, to employ third-party search firms. In evaluating potential candidates, the NCG Committee considers, among other things, the following:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	knowledge of the retail industry or other industries relevant to our business;

•	relevant experience and background that would benefit the Company;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and demographics.

The NCG Committee also takes into consideration whether particular individuals satisfy the independence criteria set forth in the NYSE listing standards and our Standards for Director Independence, together with any special criteria applicable to service on various standing committees of the Board. The NCG Committee does not have a formal policy with respect to diversity; however, the Board and the NCG Committee believe that it is desirable that Board members represent a diversity of gender, race and national origin as well as diversity of viewpoints, background, experience and demographics.

Since 2006, the NCG Committee has retained an independent director search firm, Heidrick & Struggles, to identify and evaluate potential director candidates based on the qualifications and characteristics described above. The firm provides background information on potential candidates and, if so directed by the NCG Committee, makes initial contact with potential candidates to assess their interest in becoming a director of Macy’s. NCG Committee members meet with and interview the potential candidates. Heidrick & Struggles identified Mr. Varga as a potential candidate for a director position. Following an extensive interview process, the NCG Committee recommended to the Board that Mr. Varga be appointed as a Non-Employee Director. The Board approved his appointment in March 2012.

The NCG Committee generally identifies nominees by first determining whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, differing viewpoints and other qualities necessary to the Board’s ability to oversee and direct the business and affairs of the Company. The Board generally nominates for re-election current members of the Board who are willing to continue in service, collectively satisfy the criteria listed above and are available to devote sufficient time and attention to the affairs of the Company. When the NCG Committee seeks new candidates for director, it seeks individuals with qualifications that will complement the experience, skills and perspectives of the other members of the Board. The full Board (a) considers candidates that the NCG Committee recommends, (b) considers the optimum size of the Board, (c) determines how to address any vacancies on the Board, and (d) determines the composition of all Board committees.

The particular experience, qualifications, attributes and skills that led the Board to conclude that each of the current directors should serve as a director of the Company are set forth below.

The Board believes that each of the current directors:

•	is intelligent and knowledgeable about business generally;

•	has exemplary personal integrity and high ethical standards;

•	is conscientious and takes the responsibility of board service seriously;

•	has a substantial record of personal and professional achievement;

•	has demonstrated strong leadership skills in his or her areas of present or past professional, business, academic or non-profit responsibilities;

•	has an excellent reputation in the business community;

•	is knowledgeable about the Company and the retail industry;

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has experience at a strategy and/or policy setting level and other high-level managerial experience in complex business, government, academic or non-profit organizations and has experience in dealing with complex issues;

•	has the interest, time available and commitment to fulfill his or her responsibilities as a director; and

•	has demonstrated the ability and willingness to work productively with other members of the Board, the CEO and senior management.

As further described in their individual biographical information set forth under “Nominees for Election as Directors” each of the current directors:

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has served as president and/or chief executive officer of a major corporation or firm (other than Mr. Feldberg, who has served as the dean of a prestigious business school and as a senior advisor to a leading financial services firm);

•	has served on the board of directors of one or more other substantial business enterprises (other than Ms. Connelly); and

•	has experience as a senior manager or director of a substantial business enterprise engaged in the retail, consumer products and/or consumer services industries.

In addition,

•	Messrs. Bollenbach, Feldberg, Neubauer and Varga and Dr. Whittington have extensive knowledge of and substantial experience in financial and/or investment and banking matters;

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Messrs. Lundgren, Neubauer, Pichler and Varga and Ms. Connelly, Ms. Levinson and Ms. Roché have extensive knowledge of and substantial experience in retail and the marketing, licensing and merchandising areas, including e-commerce and other alternative sources of commerce;

•	Ms. Connelly has extensive knowledge of and substantial experience in human resources management; and

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Messrs. Bollenbach, Lundgren, Neubauer, Pichler, Varga and Weatherup and Ms. Connelly have broad experience at high-level executive positions with companies that have grown their businesses through mergers and acquisitions.

Collectively, the composition of our Board reflects a wide range of viewpoints, background, experience and demographics, and includes individuals from a variety of professional disciplines in the business and academic sectors, with leadership experience at a variety of well-regarded commercial enterprises, universities and non-profit organizations. With the exception of Mr. Lundgren, each of the current directors satisfies the independence criteria in the NYSE listing standards and our Standards for Director Independence, and each member of the Audit Committee satisfies the financial literacy criteria applicable to service on the Audit Committee.

Director Nominations by Shareholders

The NCG Committee will consider candidates for nomination recommended by shareholders of Macy’s and will evaluate such candidates using the same criteria discussed above that it uses to evaluate director candidates identified by the NCG Committee. Shareholders who wish to recommend a candidate for a director nomination should write to the Nominating and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Macy’s, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. The recommendation should include the full name and address of the proposed candidate, a description of the proposed candidate’s qualifications and other relevant biographical information.

Our By-Laws provide that director nominations may be made by the Company’s shareholders. The By-Laws require that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Macy’s not less than 60 days prior to the meeting of shareholders. However, in the event that the date of the meeting is not publicly announced by us by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of Macy’s not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things:

•	that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder’s nominees, including their names and addresses;

•	a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of Macy’s stock owned or beneficially owned by such shareholder;

•	a description of all arrangements or understandings between the shareholder and each nominee;

•	such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder; and

•	the consent of each nominee to serve as a director of Macy’s if so elected.

The chairman of the Board may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to bring any other business before an annual meeting of the shareholders. See “Submission of Future Shareholder Proposals.”

Retirement Policy

Our Corporate Governance Principles provide for a mandatory retirement age for directors of 72. Non-Employee Directors are required to resign from the Board as of the annual meeting following their 72nd birthday.

Resignation Policy

The Board does not believe that a Non-Employee Director who retires or experiences an employment position change since becoming a member of the Board should necessarily leave the Board. The Board requires, however, that promptly following such an event the director notify the NCG Committee in writing and tender his or her resignation to the NCG Committee for consideration. Upon receipt of the notification of a change in status, the NCG Committee reviews the continued appropriateness of the affected director remaining on the Board under the circumstances and recommends to the full Board whether or not to accept the resignation based on its assessment of what is best for the Company and its shareholders.

Corporate Governance Principles and Code of Business Conduct and Ethics

Our Corporate Governance Principles, Non-Employee Director Code of Business Conduct and Ethics, and Code of Conduct are disclosed on our website at www.macysinc.com/investors/governance. Shareholders may obtain copies of these documents and the charters for the Board committees, without charge, by sending a written request to the following address: Secretary, Macy’s, Inc., 7 West Seventh, Cincinnati, Ohio 45202.

Fiscal 2011 Director Compensation Program

Non-Employee Directors were entitled to receive the following compensation in fiscal 2011:

Type of Compensation	Amount of Compensation
Board Retainer	$60,000 annually
Committee (non-chair) Member Retainer	$10,000 annually
Committee Chair Retainer	$20,000 annually
Equity Grant	annual award of restricted stock units with a value of $120,000
Matching Philanthropic Gift	up to $22,500 annually

A Non-Employee Director may elect to defer all or a portion of his or her cash compensation into either stock credits or cash credits under the Director Deferred Compensation Plan. Those amounts are not paid to him or her until service on the Board ends. Stock credits are calculated monthly and shares of Macy’s common stock associated with such stock credits are transferred quarterly to a rabbi trust for the benefit of the participating Non-Employee Director. Dividend equivalents on the amounts deferred as stock credits are “reinvested” in additional stock credits. Compensation deferred as cash credits earn interest each year at a rate equal to the yield (percent per annum) on 30-Year Treasury Bonds as of December 31 of the prior plan year.

On the date of the 2011 annual meeting, Non-Employee Directors received a grant of restricted stock units with a market value of $120,000. The restricted stock units vest at the earlier of (i) the 1st anniversary of the grant or (ii) the next annual shareholders’ meeting. Upon vesting, receipt of the restricted stock units is automatically deferred under the Director Deferred Compensation Plan. Dividend equivalents on these restricted stock units will be “reinvested” in additional stock units. The restricted stock units will be paid out in shares of Macy’s common stock six months after the director’s service on the Board ends.

Non-Employee Directors and retired Non-Employee Directors may participate in the philanthropic matching gift program of the Macy’s Foundation on the same terms as all company employees. Under this program, the Macy’s Foundation will match up to a total of $22,500 of gifts made by the director to approved charities in any calendar year.

Each Non-Employee Director and his or her spouse and eligible dependents receive the same merchandise discount on merchandise purchased at our stores that is available to all regular employees. This benefit remains available to them following retirement from the Board.

Director Retirement Plan

Our retirement plan for Non-Employee Directors was terminated on a prospective basis effective May 16, 1997 (the “Plan Termination Date”). As a result of such termination, persons who first become Non-Employee Directors after the Plan Termination Date will not be entitled to receive any benefit from the plan. Persons who were Non-Employee Directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of the amount of the annual Board retainer earned immediately prior to retirement and the years of Board service prior to the Plan Termination Date), eligible retirees who retire from service as Non-Employee Directors will be entitled to receive an annual payment equal to the amount of the annual Board retainer earned immediately prior to retirement, payable in monthly installments, commencing at retirement and continuing for the lesser of such person’s remaining life or a number of years equal to such person’s years of Board service prior to the Plan Termination Date. There are no survivor benefits under the terms of the retirement plan.

Four of the current Non-Employee Directors participate in the plan. If they had retired on December 31, 2011, each would have been entitled to a $60,000 annual payment for the following maximum number of years:

Name	Years
Feldberg	5
Neubauer	5
Weatherup	1
Whittington	4

Fiscal 2012 Director Compensation Program Changes

During fiscal 2011, the NCG Committee engaged Cook & Co. to review the design and competitiveness of our compensation program for Non-Employee Directors. Cook & Co. looked at current overall trends in director compensation and analyzed the competitiveness of the current compensation program for Non-Employee Directors using the following 10-company peer group, which is identical to that used to benchmark the compensation of the Named Executives: Dillard’s, Gap, J.C. Penney, Kohl’s, Limited Brands, Nordstrom, Sears Holdings, Target, TJX Companies and Walmart.

Cook & Co. determined that the structure of the Non-Employee Director compensation program continues to be aligned with contemporary investor preferences and peer group policy and, therefore, did not recommend changes to the design of the program. In anticipation of increased market compensation levels for 2012, Cook & Co. recommended that the aggregate total direct compensation be increased by $10,000, and that the increase be delivered in the form of annual restricted stock units.

Upon the recommendation of the NCG Committee, the Board approved an increase in the annual restricted stock unit award from $120,000 to $130,000, effective as of the beginning of the 2012 fiscal year.

Fiscal 2011 Non-Employee Director Summary Compensation Table

The following table reflects the compensation earned by each Non-Employee Director for fiscal 2011 under the fiscal 2011 director compensation program described above. Mr. Varga is not included in the table since he was elected to the Board in fiscal 2012 and, therefore, did not receive any compensation during fiscal 2011. Mr. Lundgren does not receive separate compensation for his service as a Director; his compensation is reflected in the 2011 Summary Compensation Table in the section titled “Compensation of the Named Executives for 2011.”

2011 NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Stephen F. Bollenbach	80,000	120,000	0	3,777	203,777
Deirdre P. Connelly	80,000	120,000	0	4,440	204,440
Meyer Feldberg	90,000	120,000	35,846	31,967	277,813
Sara Levinson	80,000	120,000	0	6,311	206,311
Joseph Neubauer	100,000	120,000	35,943	659	256,602
Joseph A. Pichler	90,000	120,000	0	22,891	232,891
Joyce M. Roché	80,000	120,000	0	9,804	209,804
Craig E. Weatherup	80,000	120,000	7,518	19,460	226,978
Marna C. Whittington	90,000	120,000	27,711	26,101	263,812

(1)	All cash compensation is reflected in the “Fees Earned or Paid in Cash” column, whether it is paid currently in cash or deferred under the Director Deferred Compensation Plan.

(2)	The Non-Employee Directors received 4,191 restricted stock units on May 20, 2011, valued at $28.63 per share, which was the closing price of our common stock on the grant date. The following table shows the number of stock options, stock credits and restricted stock units held by each of the Non-Employee Directors as of the end of fiscal 2011:

	Stock Options
Name	Exercisable (#)	Unexercisable (#)	Stock Credits (#)	Restricted Stock Units (#)
Stephen F. Bollenbach	17,500	7,500	27,487	4,191
Deirdre P. Connelly	12,500	7,500	8,204	4,191
Meyer Feldberg	72,500	7,500	8,742	4,191
Sara Levinson	38,000	7,500	30,269	4,191
Joseph Neubauer	30,000	7,500	92,158	4,191
Joseph A. Pichler	62,500	7,500	29,667	4,191
Joyce M. Roché	32,500	7,500	26,051	4,191
Craig E. Weatherup	72,500	7,500	61,186	4,191
Marna C. Whittington	72,500	7,500	38,043	4,191

(3)	The present value of benefits under the Non-Employee Director retirement plan for each individual was determined as a deferred temporary life annuity based on years of Board service prior to May 16, 1997. The present value basis includes a discount rate of 4.65% and generational mortality rates under the RP2000CH table projected using scale AA. Scale AA defines how future mortality improvements are incorporated into the projected mortality table and is based on a blend of Federal Civil Service and Social Security experience from 1977 through 1993. The increase in the actuarial present value of the pension benefit is mainly attributable to the fact that the annual retainer increased from $55,000 to $60,000 for the 2011 fiscal year. The calculations assume that the annual retainer remains at $60,000 (the retainer at the end of fiscal 2011) and a retirement at age 72, the mandatory retirement age for Directors.

(4)	“All Other Compensation” consists of the items shown below. Merchandise discounts are credited to the Directors’ Macy’s charge accounts.

Name	Merchandise Discount ($)	Matching Philanthropic Gift ($)	Total ($)
Bollenbach	3,777	0	3,777
Connelly	840	3,600	4,440
Feldberg	9,467	22,500	31,967
Levinson	561	5,750	6,311
Neubauer	659	0	659
Pichler	391	22,500	22,891
Roché	2,335	7,469	9,804
Weatherup	4,460	15,000	19,460
Whittington	3,601	22,500	26,101

Director Stock Ownership Guidelines

In fiscal year 2005, the NCG Committee recommended, and the Board adopted, stock ownership guidelines for Non-Employee Directors. Under these guidelines, Non-Employee Directors are required to accumulate shares of Macy’s common stock equal in value to at least five times the annual Board retainer and maintain or exceed that ownership level for their remaining tenure on the Board. As of fiscal 2012, the annual Board retainer is $60,000, so the guideline currently is $300,000 worth of our common stock. Shares counted toward this requirement include:

•	any shares beneficially owned by the director or members of the director’s immediate family;

•	restricted stock or restricted stock units before the restrictions have lapsed; and

•	stock credits or other stock units credited to a director’s account.

Macy’s common stock subject to unvested or unexercised stock options granted to Non-Employee Directors does not count toward the ownership requirement. Non-Employee Directors must comply with these guidelines within five years from the date the director’s Board service commenced. Each Non-Employee Director other than Mr. Varga, who became a director in March 2012, has satisfied the ownership requirement. In addition to these stock ownership guidelines, the restricted stock units granted to the Non-Employee Director each year must be held by them until six months after termination of Board service. This mandatory holding requirement for restricted stock units is required regardless of the amount of stock owned by each Non-Employee Director.

ITEM 2.  APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the books, records and accounts of Macy’s for the fiscal year ending February 2, 2013. KPMG LLP and its predecessors have served as our independent registered public accounting firm since 1988, and the Audit Committee considers them well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. The Audit Committee has asked the Board to submit to shareholders a proposal asking shareholders to ratify the appointment of KPMG LLP. If the appointment of KPMG LLP is not ratified by shareholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent registered public accounting firm as the Audit Committee deems appropriate.

Fees Paid to Independent Registered Public Accounting Firm

The table below summarizes the fees paid to KPMG LLP during fiscal 2011 and fiscal 2010:

Year	Audit Fees ($)	Audit- Related Fees ($)	Tax Fees ($)	All Other Fees ($)	Total ($)
2011	4,700,000	1,009,400	338,582	450,000	6,497,982
2010	4,700,000	989,850	159,537	0	5,849,387

Audit fees represent fees for professional services rendered for the audit of our annual financial statements, the audit of our internal controls over financial reporting and the reviews of the interim financial statements included in our Forms 10-Q.

Audit-related fees represent professional services principally related to the audits of financial statements of employee benefit plans, audits of financial statements of certain subsidiaries and certain agreed upon procedures reports.

Tax fees represent professional services related to tax compliance and consulting services. Such tax consulting services did not involve the provision of advice regarding tax strategy or planning.

All Other Fees represent fees for professional services assisting the Company in its assessment of certain new financial information systems.

The Audit Committee has adopted policies and procedures for the pre-approval of all permitted non-audit services provided by our independent registered public accounting firm. A description of such policies and procedures is attached as Appendix A to this proxy statement and incorporated herein by reference.

The Board recommends that you vote FOR ratification of the appointment of KPMG LLP, and your proxy will be so voted unless you specify otherwise.

ITEM 3.  APPROVAL OF THE SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

Upon the recommendation of the CMD Committee, the Board of Directors has adopted and approved, subject to the approval of shareholders at the annual meeting, the Senior Executive Incentive Compensation Plan, referred to as the “Plan”, and is recommending that shareholders approve the Plan at the annual meeting. We are adopting the Plan to provide incentive awards, including incentive awards that are intended to satisfy the requirements for the “performance-based compensation” exclusion from the federal income tax deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the “Code”. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to its chief executive officer or certain of its other most highly compensated executive officers in excess of $1 million for any year, unless that compensation is performance-based. In order for awards under the Plan to satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code, the Plan specifies performance measures and other material terms that must be approved by the Company’s shareholders. Approval of the Plan by the required vote of the Company’s shareholders described above is intended to constitute such approval.

The terms of the Plan are substantially similar to the terms of the Company’s 1992 Incentive Bonus Plan, which was approved by shareholders at the annual meeting in 2007. Subject to the approval of the Plan by shareholders at the annual meeting, the Plan will replace the 1992 Incentive Bonus Plan with respect to executives covered by, or potentially covered by, Section 162(m) of the Code.

A general description of the principal terms of the Plan is set forth below. However, the summary does not purport to be a complete description of all the provisions of the Plan. This description is qualified in its entirety by the terms of the Plan which is attached to this proxy statement as Appendix B.

Purpose of the Plan

The purpose of the Plan is to promote the attainment of the Company’s performance goals by providing incentive compensation for certain designated key executives and employees of the Company and its affiliates.

Effective Date

The Plan is effective as of February 24, 2012, subject to approval by shareholders at the annual meeting.

Administration

The Plan is administrated by the CMD Committee. The CMD Committee may delegate its authority to one or more officers of the Company or a committee of officers from time to time, and may revoke any such delegation from time to time (references to the CMD Committee throughout this discussion also include any officers to whom the CMD Committee has delegated authority).

Eligibility

The Chief Executive Officer and any other executive officer of the Company or an affiliate who is selected by the CMD Committee may participate in the Plan.

Awards

Performance Period; Participant Designation; Performance Goals.    Not later than the earlier of (i) 90 days after the commencement of each fiscal year or (ii) the expiration of 25% of a performance period, the CMD Committee shall, in writing, designate the following:

•	one or more performance periods;

•	the participants for each performance period; and

•	the performance goals for determining incentive bonus awards for each participant for each performance period based on attainment of specified levels of one or any combination of performance criteria.

If a participant becomes eligible to participate in the Plan after the CMD Committee has made its initial written determination of the participants for a performance period, such individual may become a participant for the performance period if so designated by the CMD Committee in writing.

Within the time period described above, the CMD Committee shall also specify the basis upon which the performance goals may be adjusted, including, by way of illustration and without limiting the CMD Committee, to exclude the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. However, no such adjustment shall be made if the effect of the adjustment would be to cause the bonus award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

The performance goals designated by the CMD Committee may be expressed with respect to the Company’s performance or the performance of one or more affiliates, divisions, business segments or business units of the Company, and may be expressed in terms of dollars or rates, dollars or growth, absolute levels or percentages or ratios expressing relationships between two or more of the performance criteria, period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices.

Performance Criteria.    The performance goals will be based upon one or more of the following performance criteria: total sales (including net sales or gross sales); comparable store sales; sales per square foot; owned plus leased sales; gross margin; pre-tax income; operating or other expenses; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); net income; operating income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity, including return on net assets, return on sales, return on equity and return on invested capital); stock price appreciation; total shareholder return; revenue; gross margin return on inventory; inventory turn; market share; customer satisfaction; employee engagement; and employee turnover.

Performance Period.    The performance period shall be the Company’s fiscal year or such other period as the CMD Committee may establish in its sole discretion.

Certification.    As soon as reasonably practicable following the conclusion of each performance period and prior to the payment of any bonus award, the CMD Committee will certify, in writing, the amount of the bonus award for each participant for such performance period.

Payment.    The amount of the bonus award actually paid to a participant may, in the sole discretion of the CMD Committee, be less than the amount otherwise payable to the participant based on attainment of the performance goals for the performance period. The CMD Committee may establish factors to take into consideration in implementing its discretion to reduce the amount of a bonus award, including such factors as individual performance and/or one or more of the performance criteria described above. The CMD Committee may not, however, increase the amount of a bonus award otherwise payable to a participant based on attainment of the performance goals for the performance period. Bonus awards will be paid in cash, or, in the CMD Committee’s sole discretion, in stock obtained from a shareholder-approved stock plan of the Company or any combination thereof.

No participant in the Plan may receive a bonus award for any 12-month performance period in excess of $7 million. This amount may be adjusted pro rata for a performance period that is shorter or longer than 12 months.

Changes in Employment.    If a person becomes a participant during a performance period after the CMD Committee has made its initial determination of the participants for a performance period as described above, if a participant dies, retires or is disabled prior to the end of a performance period, or a participant is terminated by the Company due to a reduction in force or job elimination prior to the end of a performance period, the bonus award payable to such a participant may be proportionately reduced based on the period of actual employment during the applicable performance period, as determined by the CMD Committee in its sole discretion.

Amendments

The CMD Committee or the Board may, from time to time, alter, amend, suspend or terminate the Plan, except that no amendment will be made without shareholder approval if shareholder approval is required by applicable law, including Section 162(m) of the Code, or by the New York Stock Exchange.

Clawback

The CMD Committee has the discretion to require a participant to repay the income derived from a bonus award in the event of a restatement of the Company’s financial results within three years after payment of the bonus award to correct a material error that is determined by the CMD Committee to be the result of fraud or intentional misconduct. In addition, all bonus awards and all benefits derived by a participant from any bonus award shall be subject to recovery by the Company in such circumstances and on such terms and conditions as may be prescribed by the CMD Committee at any time or from time to time pursuant to any policy adopted by the Company to ensure, or otherwise to ensure, compliance with any rules, regulations or listing standard adopted by the Securities and Exchange Commission or the New York Stock Exchange to implement Section 10D of the Securities Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Material Federal Tax Consequences

The following is a brief summary of the principal federal income tax consequences of bonus awards under the Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Compensation paid under the Plan will constitute ordinary income taxable to the recipient (subject to applicable withholding requirements) when paid or otherwise made available to such recipient and, subject to the discussion below, will be deductible by the Company.

Under Section 162(m) of the Code, the Company generally may not deduct for federal income tax purposes certain employee compensation that would otherwise be deductible to the extent that such compensation exceeds one million dollars for any covered employee in any fiscal year. However, compensation that is “performance-based” (as defined in Section 162(m) of the Code) is not subject to the deductibility limitations. The Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as performance-based compensation which is not subject to the limitation. Compensation paid under the Plan will not be subject to the deduction limit if:

•	it is payable on account of the attainment of pre-established, objective performance goals set forth within the Plan;

•	the CMD Committee, which is comprised solely of outside directors, approves the maximum individual awards at or near the beginning of each performance period;

•	the Plan, which sets forth the material terms of the compensation and the performance goals, is disclosed to and approved by shareholders before payment; and

•	the CMD Committee certifies that the performance goals have been satisfied before payment.

New Plan Benefits Table

No benefits or amounts have been awarded or received under the Plan. Because the amounts to be awarded under the Plan are based on the actual performance of the Company and the Company’s future performance cannot be easily predicted, incentive awards cannot be determined at this time. See “2011 Summary Compensation Table” and the annual bonus discussion in “Compensation Discussion & Analysis” for information about bonus awards made under the 1992 Incentive Bonus Plan during fiscal 2011.

The Board of Directors unanimously recommends that you vote “FOR” the adoption of the Senior Executive Incentive Compensation Plan.

ITEM 4.  ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing shareholders with the opportunity to cast an advisory vote on executive compensation. The proposal, commonly known as a say-on-pay proposal, gives shareholders the opportunity to vote, on a non-binding basis, for or against our executive compensation programs and policies. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. At our annual meeting of shareholders held in May 2011, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal.

The text of the resolution setting forth the proposal is as follows:

RESOLVED, that the shareholders of Macy’s, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2012 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis section and the 2011 Summary Compensation Table and related compensation tables and narrative discussion within the “Compensation of the Named Executives for 2011” section of this proxy statement.

We urge you to read the Compensation Discussion & Analysis, which begins on page 38 and discusses how our compensation policies and procedures implement our pay-for-performance compensation philosophy. You should also read the 2011 Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of the executive officers in fiscal 2011 whose compensation is disclosed in this proxy statement (i.e., our chief executive officer, chief financial officer and three other most highly compensated executive officers at the end of fiscal 2011).

Program Design.    We have designed our executive compensation structure to attract, motivate, and retain executives with the skills required to formulate and implement our strategic objectives and create sustainable shareholder value. We believe that our executive compensation program is both competitive and strongly focused on pay-for-performance principles, and that it provides an appropriate balance between risk and rewards. In particular, our executive compensation program:

•	aligns executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual bonus and long-term incentives;

•

includes a mix of direct compensation elements that emphasizes performance results, with 87% of the targeted compensation for the Chief Executive Officer and 69% on average of the targeted compensation of the other Named Executives being at risk and tied to changes in shareholder value and how well the Company performs against its business plan;

•

delivers annual bonus payouts to executives only when they achieve targeted levels of financial results with respect to three key performance metrics included in our annual business plan (sales, earnings before interest and taxes (EBIT) and cash flow); and

•	aligns the interests of executives with those of shareholders through long-term equity incentives that are subject to multi-year vesting and/or performance requirements to ensure a strong connection between compensation and performance measured by achievement of financial, operational and strategic objectives as well as changes in absolute and relative shareholder value over time.

Best Practices in Executive Compensation.    Over the past few years, we have adopted in our executive compensation program many features which are recognized as “best practices”, including:

•	We have discontinued the use of employment agreements.

•	Our change in control plan only provides cash severance upon a change in control termination (i.e., a “double-trigger”) and does not provide for the payment of any tax gross-up amounts.

•	We include a double-trigger change-in-control provision in our current 2009 Omnibus Plan that applies to all forms of equity granted under the plan.

•	The 2009 Omnibus Plan does not permit re-pricing of underwater stock options, nor does it include an evergreen share replenishment feature.

•	We have adopted a compensation recovery, or claw-back, provision that applies to both annual bonus and equity compensation to ensure accountability in the presentation of our financial statements.

•	We have established robust stock ownership guidelines to encourage the retention of stock by our executives and strengthen the relationship between compensation and performance.

•	We have adopted a policy precluding all directors and employees, including our executive officers, from engaging in hedging and pledging transactions in the Company’s stock.

•

We eliminated most executive perquisites, including an additional discount available to executives on the purchase of company merchandise and the provision of company-paid life insurance, company car and financial counseling, and placed a cap on the cost to the Company of the personal use of company aircraft by the chief executive officer.

•	The CMD Committee is made up entirely of independent directors.

•

The CMD Committee directly retains the services of an independent compensation consultant. The independent compensation consultant provides no services to the Company other than those provided directly to or on behalf of the CMD Committee and, as described on page 25, to or on behalf of the Nominating and Corporate Governance Committee.

The Board believes that the executive compensation as disclosed in the Compensation Discussion & Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement strongly supports our pay-for-performance compensation philosophy, ensures that our executive officers are financially accountable to shareholders, and aligns realized compensation with our financial performance as measured by changes in shareholder value and the attainment of key operating objectives.

The vote regarding the compensation of the named executive officers described in this Item 4 is advisory, and is therefore not binding on the Company, the CMD Committee or the Board of Directors. Although

non-binding, the Board of Directors and the CMD Committee value the opinions that shareholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Item 4.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement.

ITEM 5.  SHAREHOLDER PROPOSAL REGARDING RACCOON DOG FUR

We have been advised that The Humane Society of the United States, 2100 L Street, NW, Washington, D.C. 20037, the beneficial owner of at least $2,000 in market value of Macy’s common stock, intends to submit the following proposal at the annual meeting:

RESOLVED, that shareholders encourage the board of directors to develop a plan, by the end of 2012, to phase out the sale of fur from raccoon dogs (Nyctereutes procyonoides).

SUPPORTING STATEMENT:

Macy’s, Inc. appears to be out of step with its competitors regarding sales of raccoon dog fur. It would be in shareholders’ interests for the company to phase out sales of the raccoon dog garments and garments featuring raccoon dog trim to help ensure proper, clear vendor compliance, and to better protect its customers. Please consider the following:

•	Leading retailers and designers, like Nordstrom, Lord & Taylor, Bluefly, St. John Knits, Michael Kors, and Andrew Marc have policies in place that have or will phase out the sale of raccoon dog fur.

•

The Humane Society of the United States (HSUS) has found raccoon dog fur to be the most falsely-advertised and labeled type of fur and it has consistently put customers at risk of being duped. In recent years, misrepresentation of raccoon dog fur products has led to many companies, including Macy’s and Bloomingdale’s, being named in HSUS petitions filed before the Federal Trade Commission, a HSUS lawsuit before the D.C. Superior Court, and national television news coverage after salespeople misrepresented animal fur to reporters posing as customers.

•	Multiple sources have documented raccoon dogs being skinned alive in China, the world’s leading supplier of raccoon dog fur pelts. Live skinning of animals is indisputably inhumane.

•

Finland is the second largest supplier of raccoon dog pelts. Raccoon dogs in Finland are reported to be killed by anal electrocution, a process that can cause the animals to suffer heart attacks while fully conscious. Before banning fur farming altogether, the U.K. banned anal electrocution of foxes. Electrocution of furbearing animals has also been banned in New York State.

•

Whether from China or Finland, raccoon dog fur is widely falsely advertised and labeled on garments. For example, “Finnraccoon,” the trade name used by Finnish fur interests, would be a violation of federal law if placed on a label of a jacket being sold in the United States.

•	Skinning animals alive and anally electrocuting raccoon dogs may not be something shareholders prefer to be associated with Macy’s brand.

•	The quality of faux fur has improved dramatically in recent years, making it a suitable alternative for products that require the look and feel of animal fur.

We urge shareholders to vote FOR this resolution, which would simply encourage the board to take action on an important social and legal issue on which numerous competitors have already taken action.

For the reasons discussed below, the Board recommends that shareholders vote AGAINST the foregoing proposal.

Macy’s is one of the nation’s premier retailers. Our department stores and Internet websites sell a wide range of merchandise, including men’s, women’s and children’s apparel and accessories, cosmetics, home furnishings and other consumer goods. Fashion, value and service are the principles on which our stores are focused. We try to be responsive to customer expectations and preferences, particularly in this highly competitive retail environment, and to provide a range of choices to meet our customers’ individual needs and fashion preferences. While we respect the views of individuals who choose not to buy or wear fur, we also respect the wishes of many of our customers who want to make such choices for themselves. American consumers will ultimately determine whether fur will continue to be a viable product in the American retail marketplace. If no one wants to buy fur, retailers will not sell it. Right now, this is not the case. We do not know whether the circumstances described in the proposal are factually accurate, and it appears to us that the language used in the proposal is intended to shock the readers’ sensibilities. We do not, of course, approve of cruelty to animals and are offended by any suggestion to the contrary.

We sell fur only in a relatively small number of locations. All of our stores, however, offer a wide range of other selections across many merchandise categories. This includes fashions made with faux fur and many other materials, including organic cotton, for example. We offer consumers a wide variety of options so that they may choose what they prefer.

Management’s ability to select the type of products and make decisions regarding the materials used in our products is fundamental to our operations. As a retailer, we must be able to make free and independent judgments of how to best meet the desires and preferences of our customers. The sale of a particular line of products is part of our ordinary business operations. Management and the Board of Directors are best situated to make these ordinary business decisions. This proposal attempts to micro-manage the affairs of the Company and interfere with the conduct of our day-to-day business operations.

Macy’s believes that it is in compliance with all applicable laws and regulations relating to the use of fur in our products and our position is similar to many in our industry.

The Board recommends that you vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless you specify in your proxy a contrary choice.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis, referred to as the CD&A, describes our overall executive compensation policies and practices and specifically analyzes the total compensation for the following executive officers, referred to as the Named Executives (titles shown are positions held through the end of fiscal 2011):

•

Terry J. Lundgren, Chairman, President and Chief Executive Officer. Mr. Lundgren has been with Macy’s for 30 years, and has served as our Chief Executive Officer for the last nine years, making him one of the longest-tenured CEOs in the department stores industry.

•	Karen M. Hoguet, Chief Financial Officer. Mrs. Hoguet has been with Macy’s for 29 years, and has been our Chief Financial Officer for 14 years.

•

Timothy M. Adams, Chief Private Brands Officer. Mr. Adams has been with Macy’s for 29 years. He has been in his current position since February 2009, when we reorganized our Macy’s-branded operations under a unified operating structure in connection with our My Macy’s localization initiative. Some of his prior positions include Chairman and CEO of Macy’s Home Store and Chairman of Macy’s Florida.

•

Thomas L. Cole, Chief Administrative Officer. Mr. Cole has been with Macy’s for 39 years. He has been in his current position since February 2009. Prior to that time he was a Vice Chair of the Company.

•	Ronald L. Klein, Chief Stores Officer. Mr. Klein has been with Macy’s for 36 years. He has been in his current position since February 2009. Prior to that time, he was Chairman and CEO of Macy’s East.

These five individuals, along with three other executives, made up our executive committee in fiscal 2011. The executive committee is responsible for developing and implementing our strategic plans and initiatives and overseeing the day-to-day operations of the Company. Each year, the Compensation and Management Development Committee of the Board, referred to as the CMD Committee, which is made up entirely of independent directors, recommends to the non-employee members of the full Board the compensation for Mr. Lundgren and determines the compensation for the other Named Executives.

Executive Summary

Overview of the performance-based elements of our executive compensation program

The CMD Committee believes in a “pay-for-performance” approach to executive compensation that aligns executive compensation with shareholder interests. This means that a significant portion of an executive’s compensation should be at risk and may vary from “targeted” compensation based upon the level of achievement of specified performance objectives and stock price performance.

Our executives are accountable for the performance of the Company and the functions they manage and are compensated based on that performance. Executives are rewarded when defined performance objectives are achieved and value is created for our shareholders. For example,

•

The senior-most executives, including the Named Executives, are held most accountable to shareholders by varying the portion of variable, performance-based pay directly with each executive’s level of responsibility:

•	87% of Mr. Lundgren’s targeted total direct compensation for fiscal 2011 was at risk and tied to performance objectives.

•	On average, 69% of the targeted total direct compensation for fiscal 2011 of the other Named Executives was at risk and tied to performance objectives.

•

In addition, the targeted value for equity-based long-term incentive awards for the Named Executives other than Mr. Lundgren is approximately twice the targeted value of their annual bonus awards and for Mr. Lundgren is approximately three times the targeted value of his annual bonus award. This ensures that these executives are focused on longer-term operating and stock price performance as well as shorter-term goals.

•

The value received from our variable, performance-based pay, if any, is directly related to our performance and reflects a combination of internal financial measures of success, such as operating income (which represents earnings before interest and taxes, or EBIT), sales, cash flow, return on invested capital (ROIC) and external measurements of success, such as stock price performance on an absolute and relative-to-peers basis.

•

To ensure that costs are affordable and reasonable in relation to our operating results, no payments are made under the annual bonus plan unless we have positive EBIT and achieve a net profit for the fiscal year.

•

Equity-based long-term incentive awards are subject to multi-year vesting and/or performance requirements to link compensation to performance measured by achievement of financial, operational and strategic objectives as well as changes in absolute and relative shareholder value over time.

Overview of 2011 operating performance

Despite the continued weak macroeconomic conditions and high level of unemployment, fiscal 2011 was an outstanding year for our company due to the strength of our leadership team and their ability to drive the implementation of our reinvented business model and continued focus on improving the customer experience. We continued to refine and improve our approach to the My Macy’s localization initiative, omnichannel integration and customer engagement through MAGIC SELLING (training and developing our sales associates to better understand the needs of our customers, as well as provide options and advice). We have more than doubled our earnings over the past three years, driven by our innovative strategic initiatives.

We outperformed most of our primary competitors in fiscal 2011 and produced sales, earnings and cash flow that substantially exceeded our fiscal 2010 performance. Highlights of our fiscal 2011 performance include:

•	Total sales for fiscal 2011 were $26.4 billion, up 5.6% from fiscal 2010 total sales of $25 billion.

•	On a same-store basis, sales in fiscal 2011 were up 5.3%.

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Fiscal 2011 earnings per diluted share were $2.92. Fiscal 2011 earnings per diluted share were $2.88 per share, excluding pre-tax gains of approximately $54 million ($34 million after tax or 8 cents per share) from the sale of store leases related to the 2006 divestiture of Lord & Taylor, and approximately $29 million in pre-tax expenses ($18 million after tax or 4 cents per share) primarily related to store closings announced in January 2012. For fiscal 2010, we reported earnings per diluted share of $1.98. Fiscal 2010 earnings per diluted share were $2.11 per share, excluding asset impairment charges and other costs and expenses related to store closings announced in January 2011 of $25 million ($16 million after tax or 4 cents per diluted share), and expenses associated with the early retirement of debt in the first and third quarters of 2010 of $66 million ($41 million after tax or 9 cents per diluted share).

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EBIT (or operating income) for fiscal 2011 totaled $2.411 billion or 9.1% of sales, after giving effect to gains of $54 million from the sale of store leases and costs of $29 million in asset impairment and other store closing related costs. Excluding these gains and costs, EBIT for fiscal 2011 was $2.386 billion or 9.0% of sales. For fiscal 2010, EBIT totaled $1.894 billion or 7.6% of sales, after giving effect to $25 million in asset impairment charges and other store closing related costs. Excluding these costs, EBIT for fiscal 2010 was $1.919 billion or 7.7% of sales.

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Net cash provided by operating activities was $2.093 billion in fiscal 2011, compared with $1.506 billion in fiscal 2010. Operating activities in fiscal 2011 included $375 million in pension plan contributions, compared with $825 million in pension plan contributions in fiscal 2010. Net cash used by investing activities in fiscal 2011 was $617 million, compared with $465 million in the previous year. Net cash provided by operating activities exceeded net cash used by investing activities by $1.476 billion in fiscal 2011, compared with $1.041 billion in fiscal 2010.

•	Our common stock price at the end of fiscal 2011 was $33.82 per share, a 47% increase from the closing price of $22.99 per share at the end of fiscal 2010.

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Our one-year and three-year total shareholder return, or TSR, was 46% and 254%, respectively, which ranked above the 91st percentile and 70th percentile, respectively, compared to the TSR of our 10-company executive compensation peer group for the same periods.

•	We returned more than $648.3 million to shareholders through dividends and share repurchases.

Certain of the performance metrics set forth above include non-GAAP measures which should be viewed as supplementing, and not as an alternative or substitute for, our financial results prepared in accordance with generally accepted accounting principles (GAAP). We believe that providing selected financial measures, excluding the impact of certain items, is useful to assist the reader in evaluating our ability to generate earnings and leverage sales. Excluding certain items from these financial measures is particularly useful where the amounts of such items are not consistent in the periods presented.

We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support an environment of continuous improvement in our financial and operational results.

Summary of 2011 compensation actions

In making decisions regarding the compensation earned by the Named Executives in 2011, the CMD Committee took into account the economic climate, our performance against our fiscal 2011 internal goals, and our strong relative performance against industry competitors. The CMD Committee took the following specific actions with respect to the compensation of the Named Executives for fiscal 2011:

•	increased base salaries of the Named Executives for the first time since 2007, with an average increase of 2.07%;

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made annual bonus award payments at 219.57% of Target to the Named Executives with respect to 2011 performance, consistent with our solid fiscal 2011 financial results that exceeded plan by a substantial amount;

•	granted performance-based restricted stock units and stock options to the Named Executives, with a mix of 60% performance-based restricted stock units and 40% stock options:

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performance-based restricted stock units will be earned based on performance relative to cumulative EBITDA (earnings before interest, taxes, depreciation and amortization), average EBITDA margin and average ROIC goals and measured over a three-year performance period;

•	stock options will vest over a four-year period and may be exercisable for up to 10 years following the grant date;

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determined that the Named Executives had earned 100% of the performance restricted stock units, called Founders Awards, granted in fiscal 2009 based on our TSR performance for the three-year (2009-2011) performance period of 254%, which ranked above the 66th percentile of the TSR performance of our 10-company executive compensation peer group over that period.

Also, during fiscal 2011, we conducted our first “say-on-pay” shareholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules. This resulted in the approval of our 2010 compensation for our Named Executives by the holders of almost 80% of the shares voted on the matter. Although this endorsement by our shareholders of our executive compensation programs and practices was gratifying, we reached out to a number of our largest institutional shareholders and a proxy advisory firm to better understand their say-on-pay priorities and perspectives. We provided the feedback that we obtained from these discussions to the CMD Committee. Because our compensation for fiscal 2011 was determined at the beginning of the 2011 fiscal year, prior to the say-on-pay vote and the discussions described above, it does not reflect any changes stemming from the feedback received. The CMD Committee is considering this feedback in planning for fiscal 2012 compensation and, as a result, has already determined to make relative-to-peer TSR a component of our long-term incentive compensation program and to close the Supplementary Executive Retirement Plan to executives who would have first become eligible to participate in that plan on or after January 2, 2012. In addition, although our CD&A was viewed favorably by the proxy advisory firms, we have written this CD&A to provide even more clarity and facilitate a greater understanding of our executive compensation programs and practices.

Recent changes made to the executive compensation program

Over the last three years, the CMD Committee has made changes to the executive compensation program to further align incentive compensation with our financial objectives, intensify the focus of our senior-most executives on long-term value creation, enhance the efficiency of our executive compensation program and ensure consistency with executive compensation “best practices”. These changes include:

•	moved to double-trigger vesting of equity grants following a change in control;

•	discontinued use of executive employment agreements;

•	replaced individual change-in-control agreements with a more limited and standardized change-in-control plan that does not provide for tax gross ups on severance benefits;

•	consistent with the caps on the sales and cash flow components, placed a cap on the amount that can be earned under the EBIT component of the annual bonus plan;

•	increased the weighting on the sales component under the annual bonus plan to support our sales growth initiative;

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replaced performance-based stock credit awards with more financially efficient (i.e., fully tax-deductible and subject to fixed rather than variable equity accounting standards) performance-based restricted stock unit awards that are granted annually, earned based on performance relative to cumulative EBITDA, average EBITDA margin and average ROIC goals, and measured over a three-year performance period;

•	added a compensation recovery, or clawback, provision to the annual bonus and long-term incentive plans in the event of financial restatement coupled with executive fraud or intentional misconduct;

•	implemented an anti-hedging/pledging policy;

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amended our change-in-control plan to eliminate the feature providing additional severance benefits based on assumed additional years of service for all executives who first become eligible to participate in the plan after December 9, 2011; and

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eliminated most executive perquisites, including the additional discount available to executives on the purchase of company merchandise and the provision of company cars, company-paid life insurance and financial counseling, and placed a cap on the cost to the company of the personal use of company aircraft by the chief executive officer.

Objectives of Our Executive Compensation Program

Our overall compensation program is performance-driven and designed to support the needs of our business by:

•	Providing competitive and reasonable compensation opportunities;

•	Focusing on results and strategic objectives;

•	Fostering a pay-for-performance culture;

•	Attracting and retaining key executives; and

•	Balancing risk and reward and ensuring accountability to shareholders.

The Key Elements of the Executive Compensation Program

The Named Executives’ fiscal 2011 compensation consisted principally of the following components:

Element	Description	Purpose
Base Salary	Fixed compensation component. Reviewed annually and adjusted if and when appropriate.	Market-driven base-line compensation is targeted at a level necessary to attract and retain high-quality talent and ensure a sustainable level of fixed costs; amount recognizes differences in positions and/or responsibilities as well as experience and individual performance over the long term. Generally, executives who are new in their roles are positioned lower in the competitive range, while those with more experience are positioned higher in the range to reflect their greater skill set relative to the external benchmark and sustained high performance over time.

Annual Bonus Awards	Variable compensation component. Performance-based cash award opportunity. Amounts actually earned will vary based on our performance.	Aligns compensation with business strategy and operating performance by rewarding achievement of short-term (annual) financial targets.

Long-Term Incentive Awards	Variable compensation component, generally granted annually as a combination of performance-based restricted stock units and stock options. Amounts actually earned will vary based on stock price appreciation and, in the case of performance-based restricted stock units, our performance.	Opportunities for ownership and financial reward in support of our longer-term financial goals and stock price growth; also supports retention and, consequently, succession planning. Provides a link between compensation and long-term shareholder interests as reflected in changes in stock price.

We also provide health and welfare plans and retirement plans that promote employee health and support employees in attaining financial security. In addition, we provide severance benefits that provide compensation only in very limited circumstances. These severance benefits provide the Named Executives with a reasonable range of income protection in the event employment is terminated without cause or following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. The Named Executives are also provided certain other benefits and limited perquisites. See the “Other Benefits and Programs Under the Executive Compensation Program” discussion later in this CD&A.

The Process for Setting Executive Compensation

The role of the CMD Committee, its consultant and management

CMD Committee.    The CMD Committee administers the executive compensation program for senior executives, which includes the Named Executives, the other members of our executive management team and other corporate officers and business unit principals. In addition to overseeing our annual bonus and long-term incentive plans, the CMD Committee also oversees our benefit plans and policies, and ensures that appropriate succession plans are in place for the chief executive officer and other key executive positions. When making decisions regarding our executive compensation program, the CMD Committee considers, among other things, our compensation philosophy, our financial and operating performance, compensation policies and practices for our employees generally, and practices and executive compensation levels within peer companies. The CMD Committee’s primary goals are to support organizational objectives and shareholder interests, emphasize the pay-for-performance linkage of our executive compensation programs and ensure that our executive compensation programs are appropriately competitive. For a more complete description of the responsibilities of the CMD Committee, see “Further Information Concerning the Board of Directors — Committees of the Board” and the charter for the CMD Committee posted on our website at www.macysinc.com/investors/governance.

Compensation Consultant.    Since fiscal 2008, the CMD Committee has directly engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., or Cook & Co., to assist it with executive compensation matters. Cook & Co. provides no services to the Company other than those provided directly to or on behalf of the CMD Committee and, as described on page 25, to or on behalf of the Nominating and Corporate Governance Committee. Cook & Co. attends meetings of the CMD Committee at the request of the Committee, meets with the CMD Committee in executive session without the presence of management and frequently communicates with the chairman of the CMD Committee with regard to emerging issues.

Cook & Co. reviews CMD Committee meeting materials on behalf of the CMD Committee and provides guidance to the CMD Committee on compensation matters. Among the services provided by Cook & Co. are review and advice relating to:

•	the design of our annual bonus and long-term incentive plans, including the degree to which the incentive plans support our business strategy and balance risk-taking with potential reward;

•	the setting of performance objectives;

•	peer group pay and performance comparisons;

•	the competitiveness of compensation provided to our key executives;

•	changes to the Named Executives’ compensation levels;

•	the design of other forms of key executive compensation and benefits programs; and

•	the preparation of public filings related to executive compensation, including this CD&A and the accompanying tables and footnotes.

As part of the CMD Committee’s responsibility to review the extent to which the overall compensation program may encourage employees to take risks that could have a material adverse impact on shareholder value, Cook & Co. conducted a comprehensive review of our overall compensation programs in 2010 and updated the analysis in fiscal 2011. As described in “Compensation Risk Assessment” on page 15, Cook & Co. concluded that our compensation programs are well-designed and do not encourage behavior that would create material risk for the Company.

Management.    The CMD Committee also makes use of company resources, including senior executives in our human resources, legal and finance departments. These executives provide input and contribute to the development of proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for the senior management group, including the Named Executives. These executives may also attend and contribute to CMD Committee meetings from time to time as requested by the CMD Committee or its chairman. Our human resources department engages a compensation consultant, Hay Group, to provide various calculations, comparator group data and general market data to be used by management in its compensation-related analyses.

Mr. Lundgren also participates in the executive compensation program process. At the beginning of a fiscal year, Mr. Lundgren meets with each of his direct reports, including the other Named Executives, to set their individual performance objectives for the fiscal year. Those objectives consist of matters such as meeting key financial and other business goals and effectively managing their business unit or corporate function. Following the end of the fiscal year, Mr. Lundgren reviews the performance of each of his direct reports against Company and individual performance objectives and the individual’s contribution to our performance. Mr. Lundgren takes an active part in CMD Committee discussions of compensation involving his direct reports, including the other Named Executives. He provides input on such matters as individual performance and the size, scope and complexity of their positions and recommendations with respect to the amount and composition of their compensation opportunities. Human resources executives, with the assistance of Cook & Co., provide the CMD Committee with data and analyses and annually prepare information to help the CMD Committee in its consideration of such recommendations. Mr. Lundgren does not participate in the portions of CMD Committee or Board meetings during which his compensation is discussed.

The compensation review process

With respect to the Named Executives, the CMD Committee annually reviews base salary, annual bonus payments and equity awards at its March meeting, at which time all financial and other performance results for the prior fiscal year are available and individual and Company performance against applicable targets can be measured.

The targeted total direct compensation of the Named Executives other than Mr. Lundgren is generally intended to approximate the median of the peer group of retailers listed below, which is the level that the CMD Committee has determined is aligned with the market, taking into account our size relative to the peer group companies. Actual positioning of target compensation may fall above or below the median based on many factors, including the executive’s skill set, experience and tenure. The Named Executives’ targeted total direct compensation (base salary, target bonus and grant date value of long-term incentive awards) for fiscal 2011 approximates the median of the peer group practice. In evaluating the compensation of the Named Executives, the CMD Committee takes into account the executive’s time in position, pay history and the value contributed by that position and the executive and reviews the compensation of other senior executives to ensure that the compensation is internally consistent and equitable.

The targeted total direct compensation for Mr. Lundgren is generally intended to fall at approximately the 75th percentile of the peer group companies. His fiscal 2011 targeted total direct compensation falls between the 75th and the 90th percentile of the peer group. His compensation is strongly tied to our performance, with 100% of his long-term incentive compensation delivered in the form of variable awards that are sensitive to our performance and changes in our stock price. The CMD Committee and the Board believe that this upper quartile compensation is supported by Mr. Lundgren’s experience and long tenure as a CEO, as well as his performance, leadership and expected future contributions to the Company. During Mr. Lundgren’s tenure as CEO, and as a direct result of his leadership and management skills:

•	We have grown from being a $15 billion regional department store company to a national omnichannel retailer with over $26 billion in sales.

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Mr. Lundgren oversaw the acquisition of the May Company, which doubled the number of stores operated by the Company, the conversion of all the regional store nameplates to Macy’s, and the development of a highly successful strategy of omnichannel marketing through the integration of stores, online and mobile resources.

•	While the May Company integration was interrupted by economic downturn, we have returned to pre-downturn profitability levels and credit metrics and are well positioned to move forward.

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Mr. Lundgren led the effort to develop and implement a strategy, called My Macy’s, starting in 2008 and continuing in 2009 that positioned the Company to be more competitive. The legacy division operating structure was eliminated with key merchandising and marketing functions centralized in New York and corporate-related support functions located primarily in Cincinnati. This reduced central office and administrative expense, eliminated duplication, sharpened execution and helped us to partner more effectively with our suppliers and business partners. Under the My Macy’s transformation, we have concentrated more management talent in local markets and significantly increased the resources in the field to work with district planning and buying executives to better localize our merchandise offerings.

This strategy has been highly successful, as indicated by the following financial results from fiscal 2009 through fiscal 2011:

•	Comparable store sales growth was 4.6% in fiscal 2010 (the first full year after the strategy change) and 5.3% in fiscal 2011.

•	Operating income has grown from $1.1 billion or 4.5% of sales in fiscal 2009 to $2.4 billion or 9.1% of sales in fiscal 2011.

•	We have gained market share while reducing expense by over $500 million during the transformation (as compared to expected expense levels absent the division consolidations).

•	EPS has increased from $0.78 in fiscal 2009 to $2.92 in fiscal 2011.

•	The stock price has reacted favorably during this time period on both an absolute and relative-to-peers basis, with total shareholder return over the 3 year period of 254%.

The use of market comparison data

The CMD Committee uses comparative compensation data of a peer group of 10 publicly-traded retail companies to assess the competitiveness of our executive compensation levels, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation. The peer group was approved by the CMD Committee in February 2009 (and continued without any changes for fiscal 2010 and fiscal 2011) taking into account the recommendations of Cook & Co. and with input from management.

In selecting this peer group, we looked at a variety of factors, including revenue, market capitalization, total assets, number of employees and whether the peer company competes with us with respect to product, customers and/or executive talent. We believe that looking at multiple factors is the best way to gauge the reasonableness of any one company being included in the peer group. As of December 2011, our revenues and number of employees fell between the median and 75th percentile of the peer group companies. Our net income and market capitalization approximated the median, and our total assets approximated the 75th percentile, of the peer group companies. The peer group companies are:

Dillard’s	Limited Brands	TJX Companies
Gap	Nordstrom	Walmart Stores
J.C. Penney	Sears Holdings
Kohl’s	Target

We believe, and Cook & Co. confirms, that this peer group continues to be reasonable from both size and business model perspectives.

Competitive Analyses.    For fiscal 2010, we revised the design of our annual bonus and long-term incentive plans to support our evolving business strategy and human resources objectives. As part of the fiscal 2011 compensation planning process, the CMD Committee asked Cook & Co. to review these programs and prepare a competitive analysis of the compensation of the Named Executives. The materials prepared by Cook & Co. included (i) an analysis of the design of our 2010 annual bonus and long-term incentive programs to determine whether changes were appropriate, (ii) a competitive analysis of the targeted total direct compensation for the Named Executives, including base salary, annual bonus and long-term incentives, and (iii) a competitive assessment of our long-term incentive grant practices, including a review of share usage (shares granted in equity plans as a percentage of weighted-average outstanding shares) and potential dilution relative to peer group practice and a fair value transfer analysis that measured the aggregate cost of long-term incentives as a percent of market capitalization and revenue.

Based on this review, the CMD Committee determined that no changes to the design of the annual bonus and long-term incentive programs for fiscal 2011 were warranted. The CMD Committee also determined that although base salary levels fell within the targeted range of competitive practice, modest salary increases were merited to maintain pace with market standards. See the “Base Salary” discussion later in this CD&A.

Pay-for-performance compensation mix

In recognition of the ability of executive officers to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, a significant portion of the Named Executives’ compensation is at risk and actual amounts realized may vary from “targeted” compensation based upon the level of achievement of specific corporate objectives and stock price performance. Total compensation and the amount of each element are driven by the design of our executive compensation program, the executive’s years of experience, the scope of his or her duties and internal comparability.

The CMD Committee has established guidelines for annual performance-based bonus awards and for long-term performance-based equity incentive awards. Based on the combination of the annual bonus and long-term award guidelines:

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87% of Mr. Lundgren’s targeted total direct compensation (salary, annual bonus and grant date value of long-term incentive awards) for fiscal 2011 was at risk and tied to financial performance, corporate objectives and/or stock price performance; and

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for the other Named Executives, on average, approximately 69% of targeted total direct compensation for fiscal 2011 was at risk and tied to financial performance, corporate objectives and/or stock price performance.

Equity-based long-term incentive awards, which for fiscal 2011 consisted of performance-based restricted stock units (60% of the long-term opportunity) and stock options (40% of the long-term opportunity), represent the largest element of pay for the Named Executives. These percentages are consistent with our compensation philosophy of focusing on financial results and strategic initiatives and fostering a pay-for-performance culture.

The targeted total direct compensation mix used for fiscal 2011 for Mr. Lundgren and the other Named Executives is illustrated in the charts below. Targeted fixed compensation is comprised of base salary. Targeted variable performance-based compensation includes the annual bonus and the long-term incentive awards.

CEO	Other Named Executives (average)

Fiscal 2011 Compensation and Analysis

Base Salary

Members of senior management earn a base salary that is competitive and consistent with their position, skill level, experience, knowledge and length of service with the Company. Base salary is intended to aid in the attraction and retention of talent in a competitive market and is generally aligned with market median, although actual salaries may be higher or lower as a result of various factors, including those referred to above as well as internal pay equity and attributes and circumstances that are specific to particular individuals. Base salaries of senior management are reviewed by the CMD Committee in March of each year, as well as at the time of promotion or significant changes in responsibility.

For the three-year period beginning with fiscal 2008, in light of the difficult economic environment and upon the recommendation of management, the CMD Committee did not implement base salary increases for the Named Executives.

Following the conclusion of fiscal 2010, management, with input from Cook & Co. and Mr. Lundgren, prepared for the CMD Committee a summary of the total compensation package then in effect for each Named Executive and a proposed total compensation package for fiscal 2011 for each Named Executive that reflected the modest increases in base salaries shown in the table below. Based on the recommendation of Cook & Co., the CMD Committee (and the non-employee members of the Board with respect to Mr. Lundgren) approved the salary increases, effective as of April 1, 2011. The increases reflect the CMD Committee’s (and the Board’s with respect to Mr. Lundgren) assessment of the current economic environment, our performance relative to our peers, the general movement of salaries in the marketplace, our stock price performance in recent years, and the salaries of the Named Executives relative to that of Mr. Lundgren and to each other.

2011 Base Salary Increases

Name	FY 2010 Salary (000s)	FY 2011 Salary (000s)	% Increase
Lundgren	$1,500	$1,550	3.33%
Hoguet	$800	$815	1.88%
Adams	$800	$815	1.88%
Cole	$975	$1,000	2.56%
Klein	$1,000	$1,000	0.00%

Annual Bonus

The Named Executives participate in the 1992 Incentive Bonus Plan, referred to as the Bonus Plan. The Bonus Plan aligns executive compensation with our business strategy and operating performance objectives and is designed to motivate executives to meet or exceed annual corporate financial goals that are established by the CMD Committee and approved by the full Board of Directors.

The CMD Committee approved the annual performance goals for the fiscal 2011 bonus in March 2011 after the Board approved our fiscal 2011 business objectives and strategies. When setting fiscal 2011 goals, the CMD Committee considered the current economic conditions, potential events that could impact future sales and earnings levels and our performance relative to the performance of the peer companies. As discussed below, the CMD Committee set goals that were challenging yet reasonable, and would increase shareholder value if achieved.

Maximum Bonus Opportunity.    The Named Executives become eligible for a maximum bonus award based on a percentage of EBIT achieved for the fiscal year. The maximum potential award for Mr. Lundgren for fiscal 2011 is equal to 0.45% of EBIT and the maximum potential award for each of the other Named Executives is equal to 0.25% of EBIT. No bonus, however, can exceed the Bonus Plan’s per-person maximum of $7 million.

For purposes of determining performance results, EBIT is adjusted to eliminate the effects of asset impairments, restructurings, store closing costs, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. If EBIT is positive, a portion of each dollar of EBIT is used to determine the participant’s maximum award. If EBIT is negative, no bonuses are paid.

The CMD Committee selected EBIT as the performance metric to ensure that the maximum potential payout is determined as a percentage of controllable profit. Excluding interest and taxes ensures that profit is defined based on operating results that the Named Executives can directly influence. The CMD Committee set the percentages of EBIT for the Named Executives at a level sufficient to enable reasonable award levels under all possible scenarios.

Reduction of Maximum Bonus Award.    In determining actual bonus awards made under the Bonus Plan, the CMD Committee has the discretion to, and has in the past, paid actual bonuses which are lower than the maximum awards described above. The CMD Committee may reduce the maximum bonus awards based on a “targeted” annual bonus opportunity established for each Named Executive under the Bonus Plan and our overall performance during the fiscal year measured against pre-established financial goals or on such alternative or additional factors, if any, as it may deem appropriate.

The targeted annual bonus opportunities for the Named Executives are expressed as a percent of year-end base salary and actual awards may range from 0% to 260% of the “target” award, not to exceed the maximum as determined under the above-referenced EBIT formula, depending upon actual performance relative to the pre-determined goals, as shown in the chart below (and on such alternative or additional factors, if any, as the CMD Committee deems appropriate). The performance goals may be adjusted to eliminate the effects of asset impairments, restructurings, store closing costs, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. Bonus percentages are interpolated for performance results falling between “threshold” and “target” and between “target” and “outstanding”.

		Annual Bonus as a % of Base Salary
Position	Component	Threshold	Target	Outstanding
Chief Executive Officer	EBIT $	16%	80%	240%
	Sales $	16%	50%	110%
	Cash Flow $	8%	20%	40%

	Total	40%	150%	390%

Other Named Executives	EBIT $	8%	40%	120%
	Sales $	8%	25%	55%
	Cash Flow $	4%	10%	20%

	Total	20%	75%	195%

The CMD Committee selected the following levels of EBIT, Sales and Cash Flow as the financial goals for fiscal 2011 under the Bonus Plan for purposes of the targeted annual bonus opportunity for the Named Executives:

($ in millions)		Performance Range
Performance Metric	Weight	Threshold	Target	Outstanding
EBIT	53.3%	85% of Target	$2,110.9	120% of Target
Sales	33.3%	98% of Target	$25,459.5	101% of Target
Cash Flow	13.3%	$50 below Target	$1,402.5	$150 above Target

Reasons for Selecting These Metrics.    The Bonus Plan financial metrics focus executives on maximizing growth, operating profit dollars and cash flow.

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The EBIT measure focuses the executives on maximizing operating income and is a good indicator of how effectively our annual business objectives and strategies, which focus on growth in profits, are being executed.

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Sales, a priority for retailers, are a measure of growth and provide opportunities for the achievement of various other financial measures, including EBIT and cash flow. The Sales target under the Bonus Plan excludes certain items that are included in externally reported sales under GAAP, including leased department income, shipping and handling fees and sales to third party retailers.

•	Cash Flow is indicative of the manner in which our operating activities, together with our investing activities, actually generate cash.

The levels of EBIT, sales and cash flow are determined annually, consistent with the economic environment at the time our annual business objectives and strategies are finalized and are set to help the Company achieve its longer term average EBITDA and average ROIC objectives under the long-term incentive program discussed below. These performance levels are intended to be aggressive but realistic, such that achieving targeted levels would represent outstanding performance. The targeted sales objective is based to a significant degree on an assumption regarding sales growth relative to projected General Merchandise, Apparel and Home Furnishings (GAF) growth. The sales growth assumption is based on recent history and is adjusted for the risks and opportunities that are embedded in our merchandising strategies. Because gaining market share with respect to sales is an important objective of ours, we attempt to ensure that the sales target will maximize our opportunities to do so. We then plan EBIT/EBITDA and cash flow consistent with aiming for a 14-15% EBITDA target, our stated credit ratios and our desire to be an investment grade company.

Fiscal 2011 Annual Bonus Awards.    At its March 23, 2012 meeting the CMD Committee determined the actual bonuses to be paid to the Named Executives for fiscal 2011 performance.

Based on our audited financial results for fiscal 2011, the CMD Committee determined that we achieved positive EBIT (adjusted as described below) of $2.392 billion. This resulted in a maximum potential bonus of $10.764 million for Mr. Lundgren (0.45% of EBIT) and $5.980 million for each of the other Named Executives (0.25% of EBIT), in all instances subject to the Bonus Plan’s per-person maximum of $7 million.

Consistent with the design of the annual bonus program described above, the CMD Committee exercised its discretion to reduce the maximum potential bonuses, based on the level of achievement of the EBIT, sales and cash flow metrics, as adjusted as described below in relation to amounts reported in our audited financial statements. The CMD Committee adjusted EBIT for non-cash book write-downs associated with unplanned store closings and asset impairment charges and unplanned gains resulting from the sale of store leases related to the 2006 divestiture of the Lord & Taylor operations. The CMD Committee adjusted Sales to exclude certain items that are included in externally reported sales under GAAP, including leased department income, shipping and handling fees and sales to third party retailers, and to also account for unplanned store closings. The CMD Committee adjusted Cash Flow provided by operating activities, net of cash flow used by investing activities, to take into account an unplanned $150 million pension plan contribution, planned investments in growth initiatives that were not made, the cash flow impact of certain funds relating to the sale of leases mentioned above and the impact of outstanding checks. This resulted in the following annual bonus payout percentages for the Named Executives for fiscal 2011:

($ in millions)	2011 Performance		Bonus Payout as a % of Base Salary
Bonus Component	Results	Achievement Level	T. Lundgren	Other Named Executives
EBIT $	$2,392.0	Between Target and Outstanding	186.56%	93.28%
Sales $	$25,683.1	Between Target and Outstanding	102.80%	51.40%
Cash Flow $	$1,584.4	Outstanding	40.00%	20.00%

Total			329.36%	164.68%

These payout percentages resulted in the following bonus payments to the Named Executives with respect to fiscal 2011 performance, which are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table:

T. Lundgren	$5,105,100
K. Hoguet	$1,342,100
T. Adams	$1,342,100
T. Cole	$1,646,800
R. Klein	$1,646,800

Long-term equity compensation

The equity compensation awards made to the Named Executives in fiscal 2011 consisted of performance-based restricted stock units and stock options. A description of each type of award, with relevant definitions, begins on page 64. The long-term incentive program is designed to align the interests of the Company and its executives with those of its shareholders.

How Awards are Determined.    The CMD Committee, taking into account the recommendations of Cook & Co., established a target dollar amount for total long-term compensation for the performance period beginning with fiscal 2011 for each Named Executive. The target amounts are consistent with median (75th percentile for Mr. Lundgren) long-term incentive opportunities provided by our peer group companies, and also take into account prior-year opportunities.

The CMD Committee determined that the target 2011 long-term compensation for the Named Executives would be allocated as follows:

•	60% in performance-based restricted stock units that vest after a three-year performance period only if we meet predetermined financial performance goals; and

•	40% in stock options that vest in installments over a four-year period and have value only if our stock price increases over the grant price of the options.

The value given to the equity compensation awards by the CMD Committee are estimates, and are not intended to be predictive of the actual value that the Named Executives might realize from the awards. The amount they ultimately realize will be based on our financial performance and stock price growth.

Reasons for This Mix of Long-term Awards.    The CMD Committee established this mix of equity awards to support several important objectives, including focusing key employees, including the Named Executives, on establishing a direct link between compensation and the achievement of our long-term financial objectives, the achievement of longer-term goals related to our My Macy’s strategy and our updated Four Priorities, and enhancing retention by mitigating the impact of fluctuations in the price of the common stock with the use of performance-based restricted stock units in combination with stock options.

Performance-Based Restricted Stock Units.    The CMD Committee determines the number of performance-based restricted stock units required to deliver the targeted award value (60% of the fiscal 2011 long-term incentive award opportunity) to the Named Executives by dividing the targeted award dollar value by the closing price of Macy’s common stock on the date of the grant.

Maximum Award Opportunity.    A maximum award of 150% of the target award of performance restricted stock units is funded following the end of the three-year (fiscal 2011-2013) performance period if cumulative EBITDA earned over the performance period is at least $7.5 billion.

Determination of Actual Award.    Awards granted in fiscal 2011 are payable upon completion of the three-year performance period, ranging from 0% to 150% of the target award opportunity, based on our performance against average EBITDA Margin (as such calculation is described on page 66) and average ROIC (as such calculation is described on page 66) objectives and subject to the attainment of the $7.5 billion cumulative EBITDA threshold over the three years, as follows:

	EBITDA Margin (70% weight)		ROIC (30% weight)
Performance Level*	3-Year Average	Vesting %	3-Year Average	Vesting %
Outstanding	≥13.4%	150%	≥20.9%	150%
Target	12.9%	100%	19.9%	100%
Threshold	12.4%	50%	18.9%	50%
Below Threshold	<12.4%	0%	<18.9%	0%

*	Straight-line interpolation will apply to performance levels between the ones shown.

If the $7.5 billion cumulative EBITDA threshold is not attained, no awards are payable regardless of our performance against the average EBITDA Margin and average ROIC metrics.

Reasons for Selecting These Metrics.    The CMD Committee selected these two performance metrics because they are closely monitored by investors and are the key drivers of long-term sustainable shareholder value creation. In addition, these metrics complement the EBIT, Sales and Cash Flow measures used in the annual bonus plan by focusing executives on efficient use of assets and profitable growth.

•

With respect to EBITDA Margin, the Company has stated to investors that its objective is to achieve an EBITDA Margin rate in the 14-15% range, consistent with historic peak profit levels for the Company and above that of our key competitors. This is an objective that will not be achieved in a short time frame and requires the organization to focus on developing multi-year strategies that will get us to the desired target over time.

•

ROIC is a measure of investment productivity and the efficiency in which assets are employed in the operation of the business. It is a very important measure of our performance over time because capital decisions need to be to be evaluated over an extended period. That is why we include it in our long-term incentive plan and not in our annual bonus plan.

Stock options.    The CMD Committee determines the number of stock options required to deliver the targeted value (40% of the fiscal 2011 long-term incentive award opportunity) by dividing the targeted award dollar value by the Black-Scholes value for the common stock on the grant date. Stock options are granted at the closing price of Macy’s common stock on the date of the grant, vest 25% on each of the four anniversaries following the grant date and have a term of ten years.

Fiscal 2011 Equity Awards.

Awards Granted in 2011.    At its March 25, 2011 meeting the CMD Committee granted the following number of stock options and target number of performance-based restricted stock units to the Named Executives:

	Stock Options	Performance-Based Restricted Stock Units
T. Lundgren	435,393	198,463
K. Hoguet	74,438	33,930
T. Adams	74,438	33,930
T. Cole	74,438	33,930
R. Klein	74,438	33,930

Awards Earned in 2011.    In addition, at a meeting in February 2012, the CMD Committee determined the number of performance restricted stock units granted to the Named Executives in fiscal 2009 (called Founders Awards) that were earned as of the end of the three-year (fiscal 2009-2011) performance period. The number of units earned was based on our TSR relative to the TSR performance of our 10-company executive compensation peer group over the three-year performance period, as follows:

Percentage of Performance Restricted Stock Units Earned
If Macy’s TSR is < the 50th Percentile of Peer Group TSR	If Macy’s TSR is > the 50th Percentile but < the 66th Percentile of Peer Group TSR	If Macy’s TSR is > the 66th Percentile of Peer Group TSR
0%	75%	100%

Our TSR over the three-year performance period was 254%, which ranked above the 66th percentile of the peer group TSR and resulted in a determination by the CMD Committee (by the non-employee members of the Board with respect to Mr. Lundgren) that 100% of the units were earned. See the 2011 Option Exercises and Stock Vested table on page 71.

Other Benefits and Programs Under the Executive Compensation Program

Benefits

We provide certain limited executive benefits to senior executives, including the Named Executives, to fulfill particular business purposes. In general, these benefits make up a very small percentage of total compensation for the Named Executives.

Supplementary Executive Retirement Plan.    We provide a supplementary retirement benefit, described under “Compensation of the Named Executives for 2011 — Post Retirement Compensation.” The supplementary executive retirement plan supplements the pension benefits provided to the Named Executives under the cash account pension plan, and takes into account compensation that the tax rules do not permit the cash account pension plan to take into account. In addition, it supports our pay for performance culture by rewarding better performance with increased retirement benefits payable to eligible executives whose bonus compensation would otherwise not be taken into account under the broad-based cash account pension plan. In February 2012, the CMD Committee amended the supplementary executive retirement plan to close the plan to any executives who would have first become eligible to participate in the plan on or after January 2, 2012.

Deferred Compensation Plan.    We provide executives the opportunity to defer receiving income until after they terminate their employment. This benefit offers tax advantages to eligible executives, permitting them to defer payment of their compensation and defer taxation on that compensation until after termination. The deferred compensation plan is described under the heading “Compensation of the Named Executives for 2011 — Post Retirement Compensation — Non-qualified Deferred Compensation Plans.”

Car and Driver Program.    Pursuant to a recommendation resulting from an independent third-party security study we obtained in 2007, we provide Mr. Lundgren with the services of a car and driver for commuting in New York City, for certain business travel and for personal use. This benefit is to ensure the personal safety of Mr. Lundgren, who maintains a significant public role as the leader of Macy’s. The benefit also allows Mr. Lundgren to work productively during his commute.

Business Club.    The Named Executives are offered Company-paid membership at business clubs for the purpose of conducting business on behalf of Macy’s. This benefit provides the Named Executives with access to appropriate settings for business networking and other business functions and meetings. Any meal or other expenses incurred at the club that are not business-related are the responsibility of the Named Executives.

Company Airplane.    With limited exception as described below, Company-owned aircraft are generally used for Company business only. Mr. Lundgren travels extensively on Company business throughout the fiscal year to visit our approximately 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico. In addition to use of Company-owned aircraft for business, we encourage Mr. Lundgren to use Company-owned aircraft for personal flights as well. This ensures the safety and security of Mr. Lundgren and his family and enables him to conduct business more efficiently and securely before, during and after flights. As a result of the enhanced safety and efficiency associated with personal use of the aircraft, the CMD Committee believes that the value accrued to the Company more than offsets the incremental costs that Macy’s incurs to make the aircraft available for Mr. Lundgren’s personal use and therefore is an efficient form of compensation for him. However, beginning with fiscal 2011, the Board limited the cost to the Company of Mr. Lundgren’s personal use of Company-owned aircraft to $75,000 per year. Accordingly, Mr. Lundgren reimburses the Company to the extent his personal usage of Company-owned aircraft exceeds $75,000.

Severance Benefits

Executive Severance Plan and Change-in-Control Plan.    To enable us to offer competitive total compensation packages to key executives, as well as to ensure the ongoing retention of these individuals when considering potential takeovers that may create uncertainty as to their future employment with the Company, the CMD Committee (and the Non-Employee Directors with respect to Mr. Lundgren) approved an executive severance plan and a change-in-control plan, referred to as the CIC Plan, in October 2009.

Based on information provided by Cook & Co., the CMD Committee believes that these plans provide payouts that are within a percentage of our market capitalization that is consistent with commonly accepted practice and provide a level of benefits that are estimated to be within a reasonable range of severance protection based on competitive practices with respect to comparable positions. The CMD Committee believes that the benefits provided under these plans are appropriate and are consistent with our objective of attracting and retaining highly-qualified executives.

In addition, the CMD Committee believes that the CIC Plan provides us with certain protections, specifically to retain key executives prior to or following a change in control and to ensure key executives keep in mind the best interests of the shareholders when making decisions during a potential or actual change-in-control transaction. In setting the severance benefit level under the CIC Plan, the CMD Committee does not consider the wealth accumulated by the Named Executives under prior compensation awards or benefit plans. The CMD Committee does not believe that it is appropriate to base routine salary and incentive compensation decisions on the potential effect they may have under change-in-control arrangements that may never be triggered.

For a detailed description of the benefits provided under these plans, see the discussion of the executive severance plan on page 75 and the discussion of the CIC Plan that begins on page 75.

Other change-in-control provisions.    Our equity programs and deferred compensation programs provide for accelerated benefits in the event of a change in control, which affect all participants in those programs, as well as the Named Executives. If a change in control were to occur, stock options and restricted stock granted prior to 2010 and stock credit grants would immediately vest for all holders and deferred compensation plan stock credit units and cash account balances would immediately become payable. This reassures executives that they will receive previously deferred compensation and that these prior equity grants will be honored because decisions as to whether to provide these amounts are not left to the management and directors in place following a change in control.

Beginning with fiscal 2010, all equity awards granted in 2010 and thereafter are subject to “double trigger” vesting in the event of a change in control, consistent with current corporate governance “best practices”. Under a “double trigger” approach, vesting accelerates only if a participant’s employment terminates without cause or for good reason within a set period of months following a change in control. However, if such awards are not assumed or replaced on an equitable basis by the successor employer, they will immediately vest upon the effectiveness of the change in control.

Significant Policies and Additional Information Regarding the Executive Compensation Program

Recovery of prior compensation

The CMD Committee has the discretion to require a participant

(i)	in the Bonus Plan, including the Named Executives, to repay income, if any, derived from the annual bonus, and

(ii)	in the long-term incentive compensation program, including the Named Executives, to repay income derived from performance restricted stock units or stock options, if any,

in the event of a restatement of our financial results within three years after any such payments to correct a material error that is determined by the CMD Committee to be the result of executive fraud or intentional misconduct. The CMD Committee will review these provisions to ensure compliance with any rules or regulations adopted by the SEC or NYSE during 2012 to implement Section 10D of the Securities Exchange Act, added by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock ownership guidelines

During fiscal 2006, the Board of Directors adopted stock ownership guidelines for certain executives of Macy’s, including the Named Executives. During 2010, the Board adopted revised guidelines that reflect the new management structure put in place to implement the My Macy’s localization initiatives. The revised guidelines also increased the required ownership level for the chief executive officer to 6x base salary from 5x base salary. Under the revised guidelines, specified executives are required to own Macy’s stock, as follows:

Position	Ownership Guideline
Chief Executive Officer (CEO)	6 x base salary
Executive Committee (other than the CEO)	3 x base salary
Executive Vice President — Corporate Officer (other than the Controller) and Business Unit Principal	1 x base salary

Shares counted toward the ownership requirement include:

•	Macy’s stock beneficially owned (directly or indirectly) by the executive or owned jointly with any immediate family member of the executive;

•	Any stock credits or other stock units credited to an executive’s account through deferrals under our deferred compensation program or otherwise;

•	Time-based restricted stock or restricted stock units granted to the executive, whether lapsed or unlapsed;

•	Time-based stock credits during the performance and holding periods under our stock credit plans;

•	Performance-based stock credits during the holding periods that follow the performance periods under the stock credit plans; and

•	The executive’s proportionate share of the Macy’s stock fund under our 401(k) plan.

Macy’s common stock subject to unvested or unexercised stock options does not count toward the ownership requirement. Performance-based restricted stock or performance-based restricted stock units do not count toward the ownership requirement during the performance period. Executives must comply with the guideline that applied to them prior to the 2010 revisions by the later of August 1, 2011 or within five years from the date first subject to the guideline. An executive must comply with the revised guidelines by the later of February 1, 2016 or within five years from the date the executive is employed in one of the positions listed above. Stock ownership is measured as of the beginning of the fiscal year. As of the 2011 measurement date, each Named Executive had complied with the guideline that applied to him or her prior to the 2010 revisions.

Timing of equity awards

The CMD Committee generally approves annual equity-based grants at its March meeting. The March meeting occurs after financial results for the Company are available — at least three weeks after we release our year-end earnings. In addition to the annual grants, the CMD Committee may approve equity-based grants on a limited basis on other dates in special circumstances, such as to newly hired executives, or to executives promoted into positions eligible for such grants or to retain executives important to the success of the Company.

Hedging/pledging policy

We have adopted a policy which prohibits directors and participants in our long-term incentive plan from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in borrowing transactions. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning Macy’s common stock. In addition, these individuals may not pledge shares of our common stock as collateral for a loan, including, without limitation, in a margin account.

Tax considerations

The CMD Committee considers the deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code in the design of our compensation programs. Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to the Named Executives (other than the Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements defined by the IRS. Annual bonuses, stock option awards and performance-based restricted stock and performance-based restricted stock unit awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. The CMD Committee may elect to provide compensation that is not deductible in order to achieve its compensation objectives. Consequently, portions of the total compensation program may not be deductible under Section 162(m), including the portion of base salary of some of the Named Executives in excess of $1 million, any time-based restricted stock and any stock credit awards.

Accounting

In our financial statements, we record salaries and performance-based cash compensation incentives as expenses in the amount paid, or to be paid, to the Named Executives. Accounting rules also require us to record an expense in our financial statements for equity-based awards, even though equity awards are not paid as cash to employees. We expense all equity-based awards in accordance with ASC Topic 718. In evaluating the design of our variable incentive plans, the CMD Committee considers the accounting costs attributable to alternative approaches to ensure that financial efficiency is maximized. The change in fiscal 2010 and thereafter from cash-settled stock credits to share-settled performance-based restricted stock units was partially influenced by the CMD Committee’s intention to secure favorable, fixed accounting treatment under ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development (CMD) Committee has reviewed and discussed the Compensation Discussion & Analysis with Macy’s management. Based on the review and discussions referred to above, the CMD Committee recommended to the Board that the Compensation Discussion & Analysis be included in Macy’s Annual Report on Form 10-K and proxy statement.

The foregoing report was submitted by the CMD Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Respectfully submitted,

Meyer Feldberg, Chairperson

Deirdre P. Connelly

Sara Levinson

Joseph Neubauer

Craig E. Weatherup

COMPENSATION OF THE NAMED EXECUTIVES FOR 2011

The following table summarizes the compensation of our principal executive officer, principal financial officer and our three other most highly compensated executive officers, collectively referred to as the “Named Executives.” In accordance with current SEC disclosure requirements, the amounts in the “Stock Awards” and “Option Awards” columns reflect the grant date values of equity awards.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
T. Lundgren	2011	1,541,667	4,649,988	3,099,998	5,105,100	3,175,024	78,925	17,650,702
Chairman, President and Chief Executive Officer	2010	1,500,000	3,617,981	1,240,644	5,252,400	3,119,727	171,840	14,902,592
	2009	1,500,000	2,393,331	1,456,520	7,000,000	3,244,080	498,556	16,092,487

K. Hoguet	2011	812,500	794,980	529,999	1,342,100	860,135	3,276	4,342,990
Chief Financial Officer	2010	800,000	794,990	272,608	1,400,600	704,703	20,493	3,993,394
	2009	800,000	543,005	320,048	2,356,800	983,921	91,651	5,095,425

T. Adams	2011	812,500	794,980	529,999	1,342,100	862,793	1,225	4,343,597
Chief Private Brands Officer

T. Cole	2011	995,833	794,980	529,999	1,646,800	984,401	10,340	4,962,353
Chief Administrative Officer	2010	975,000	794,990	272,608	1,707,000	947,273	16,509	4,713,380
	2009	975,000	543,005	320,048	2,872,400	1,504,160	73,369	6,287,982

R. Klein	2011	1,000,000	794,980	529,999	1,646,800	903,016	2,605	4,877,400
Chief Stores Officer	2010	1,000,000	794,990	272,608	1,750,800	879,481	22,483	4,720,362
	2009	1,000,000	543,005	320,048	2,946,000	1,782,962	50,463	6,642,478

(1)	The amounts in this column for fiscal 2011 reflect the fair value for performance-based restricted stock units determined by using the grant date closing price for the common stock ($23.43 per share), assuming the “target” number of units are earned. Assuming that the “maximum” number of units are earned, the grant date fair value amounts would be $6,974,982 for Mr. Lundgren and $1,192,470 for each of the other Named Executives. The amounts in this column for fiscal 2009 reflect the fair value for performance restricted stock units, determined using a Monte Carlo simulation analysis to estimate the total shareholder return ranking of the Company among a 10-company executive compensation peer group over the remaining performance period.

(2)	The amounts in this column reflect the grant date value of stock options determined using the Black-Scholes option pricing model in accordance with ASC Topic 718. See footnote (4) to the 2011 Grants of Plan-Based Awards table for the assumptions used in making this determination.

(3)	We do not pay above-market interest under our deferred compensation plan, therefore, the amounts reflected in this column relate to pension benefits only. The amounts reflected for fiscal 2011 in this column represent the change in fiscal 2011 in the actuarial present value of accumulated pension benefits under our cash balance pension plan and supplementary executive retirement plan. The assumptions used in determining the present value of benefits are the same assumptions used for financial reporting purposes. The present value of benefits was determined using a unit credit cost method, a 4.65% discount rate and generational mortality rates under the RP2000CH table projected using scale AA. Scale AA defines how future mortality improvements are incorporated into the projected mortality tables and is based on a blend of Federal Civil Service and Social Security experiences from 1977 through 1993. The assumed retirement age used for these calculations was the normal retirement age of 65, as defined by the plans, and each Named Executive was assumed to live to and retire at the normal retirement age.

(4)	Included in “All Other Compensation” for fiscal 2011 is the incremental cost to Macy’s of the following perquisites made available to the Named Executives:

Name	Aircraft Usage(a) ($)	Car Programs(b) ($)	Gross up(c) ($)	401(k) Matching Contribution ($)	Total
Lundgren	69,611	2,726	5,363	1,225	78,925
Hoguet	0	2,051	0	1,225	3,276
Adams	0	0	0	1,225	1,225
Cole	0	9,115	0	1,225	10,340
Klein	0	1,380	0	1,225	2,605

(a)	Since fiscal 2010, Mr. Lundgren is the only Named Executive that is permitted to make personal use of company aircraft. The amount shown for aircraft usage is calculated by applying a ratio of flight hours for personal flights divided by total flight hours for each company plane flown by Mr. Lundgren on personal flights to total costs (excluding depreciation, real estate taxes, insurance, rent and other fixed operating costs) for those planes, and subtracting from that amount any reimbursements received from the executive. For fiscal 2009, the formula used by us for determining incremental costs included certain fees paid to third party service providers that we have since determined are fixed costs. Beginning with fiscal 2010, those fixed costs are no longer included in the incremental cost calculation. Mr. Lundgren’s wife accompanies him on some flights. There are no additional incremental costs associated with her travel on those flights. Beginning with fiscal 2011, the Board limited the cost to the Company of Mr. Lundgren’s personal use of company aircraft to $75,000 per year. Mr. Lundgren reimburses the Company to the extent his personal usage of company aircraft exceeds $75,000.

•	Total flight hours equal the total number of hours for every flight flown.

•	Flights were deemed business or personal based on whether there was a business purpose for the flight.

•	If a trip was deemed personal, ferry flight hours, if any, were included as personal.

•	If a business trip included an intermediary personal stop, only the difference between a direct flight and the indirect flight was considered personal.

•

If a trip was exclusively personal except for a one-day business stop, all hours were treated as personal less an adjustment for the flight hours to and from the originating airport to the business location.

(b)	For the Named Executives other than Mr. Lundgren, the amount shown reflects the product of (i) the percentage of miles the Named Executive used the vehicle for non-business reasons multiplied by (ii) the actual costs incurred to provide the vehicle, including the costs of the lease, fuel, parking and insurance, reduced by any personal contributions made by the Named Executive. This benefit is being phased out as the current terms of leases expire. For Mr. Lundgren, the amount shown reflects the costs relating to personal use by Mr. Lundgren of a dedicated car and driver that the Company makes available to him for safety reasons pursuant to the recommendation of a third-party security study. Prior to fiscal 2011, we utilized the services of a third party service to provide this benefit. For fiscal 2011, we determined that it was more cost effective to hire drivers who could provide business transportation to Mr. Lundgren and other executives rather than obtain these services through the third party provider. The incremental cost calculation for personal use of the car and driver includes driver overtime, tolls, gratuities, lodging for the drivers, maintenance and fuel costs.

(c)	The amount shown reflects gross up payments to Mr. Lundgren in calendar year 2011 for imputed income associated with travel by Mrs. Lundgren on some of his flights on company aircraft that were deemed personal for tax reporting purposes, but which the Company determined had a business purpose.

Plan-Based Awards

The following table sets forth certain information regarding the annual bonus plan and stock options and other equity awards granted during fiscal 2011 to each of the Named Executives.

2011 GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date for Equity- Based Awards	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)
Lundgren	Annual Bonus	n/a	620,000	2,325,000
	Performance RSUs	3/25/11					198,463				4,649,988
	Stock Options	3/25/11							435,393	23.43	3,099,998

Hoguet	Annual Bonus	n/a	163,000	611,300
	Performance RSUs	3/25/11					33,930				794,980
	Stock Options	3/25/11							74,438	23.43	529,999

Adams	Annual Bonus	n/a	163,000	611,300
	Performance RSUs	3/25/11					33,930				794,980
	Stock Options	3/25/11							74,438	23.43	529,999

Cole	Annual Bonus	n/a	200,000	750,000
	Performance RSUs	3/25/11					33,930				794,980
	Stock Options	3/25/11							74,438	23.43	529,999

Klein	Annual Bonus	n/a	200,000	750,000
	Performance RSUs	3/25/11					33,930				794,980
	Stock Options	3/25/11							74,438	23.43	529,999

(1)	The Named Executives are eligible for an annual cash bonus incentive award under our Bonus Plan, which is deemed a “non-equity incentive plan” under SEC rules. The plan provides that the Named Executives are eligible for a bonus award only if EBIT is positive. EBIT is defined to exclude the effects of asset impairments, restructurings, store closing costs, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. Under the plan, the maximum award a Named Executive may receive for fiscal 2011 is 0.45% of EBIT, or $10.764 million for Mr. Lundgren and 0.25% of EBIT, or $5.980 million for each of the other Named Executives, subject in all instances to the Bonus Plan’s per-person maximum of $7 million. The CMD Committee may exercise negative discretion to reduce the maximum awards based on the annual bonus award opportunity established for each Named Executive under the Bonus Plan. For a more detailed discussion of the Bonus Plan, see the “Annual Bonus” discussion in “Compensation Discussion & Analysis — Fiscal 2011 Compensation and Analysis.”

(2)	The Named Executives received a grant of performance-based restricted stock units (“Performance RSU”) on March 25, 2011. The Performance RSUs vest over a three-year performance period covering fiscal years 2011-2013. The number of Performance RSUs earned may range from 0% to 150% of the Target award opportunity based on performance against average EBITDA Margin and average ROIC objectives, and subject to attainment of a minimum cumulative EBITDA of $7.5 billion over the three-year performance period. Performance RSUs that are earned will be paid out as shares of Macy’s common stock, net of required tax withholding. Dividends, if any, paid on the Company’s common stock will be credited to the Named Executives’ Performance RSU accounts as additional restricted stock units and will be paid out as shares of Macy’s common stock at the end of the performance period only to the extent that the underlying Performance RSUs to which the dividends relate are earned. See the “Performance-Based Restricted Stock Units” discussion in “Compensation Discussion & Analysis — Fiscal 2011 Compensation and Analysis — Long-term equity compensation” and the “Restricted Stock and Restricted Stock Units” discussion in the narrative below.

(3)	The numbers reflected in this column represent the number of stock options granted to the Named Executives in fiscal 2011.

(4)	Stock options were valued as of the grant date using the Black-Scholes option pricing model in accordance with ASC Topic 718, using the following assumptions:

3/25/11 Grant
Dividend yield:	2.3%
Expected volatility:	38.8%
Risk-free interest rate:	2.0%
Expected life:	5.6 Years
Black-Scholes value:	$7.12

Performance RSUs were valued at $23.43 per unit using the closing price of Macy’s common stock on the grant date, assuming the “target” number of units are earned.

Stock Options.    Prior to May 15, 2009, the CMD Committee granted stock options from the 1995 Equity Plan and the 1994 Stock Plan, each of which has been approved by Macy’s shareholders. After shareholders approved the 2009 Omnibus Plan at the 2009 annual meeting, stock options may no longer be granted under the 1995 Equity Plan or the 1994 Stock Plan.

Under the 2009 Omnibus Plan, the exercise price of stock options may not be less than the market price of the underlying Macy’s common stock on the grant date (which is defined in the 2009 Omnibus Plan as the closing price of Macy’s common stock on the NYSE on the grant date). Stock options vest over time, typically in 25% installments on the first through fourth anniversaries of the grant date, and have ten year terms. Our plans do not provide for the granting of “reload” options and prohibit the repricing of previously granted options.

The stock option agreements for the 2009 Omnibus Plan provide for the accelerated or continued vesting and exercisability under certain circumstances, including as follows:

Event	Accelerated or Continued Vesting	Exercisability
Retirement at age 55-61, with at least 10 years of service.	n/a	Vested options may be exercised until the end of their term.

Retirement at age 62 or over, with at least 10 years of service.	Unvested options continue to vest following retirement.	Options may be exercised until the end of their term.

Death of active employee under age 55 or who has less than 10 years of service.	Unvested options immediately vest.	Options may be exercised until the earlier of the third anniversary of such death or the end of their term.

Death of active employee age 55-61, with at least 10 years of service.	Unvested options immediately vest.	Options that were vested prior to such death may be exercised until the end of their term. Options that vested upon such death may be exercised until the earlier of the third anniversary of such death or the end of their term.

Event	Accelerated or Continued Vesting	Exercisability
Death of active employee age 62 or over, with at least 10 years of service.	Unvested options immediately vest.	May exercise options until the end of their term.

Permanent and total disability of active employee.	Unvested options immediately vest.	May exercise options until the end of their term.

Termination of employment within a specified period following a change in control.	Unvested options immediately vest.	Options may be exercised for up to 90 days following termination if not retirement eligible. If retirement eligible, retirement provisions apply.

The stock option agreements for options granted after May 19, 2006 and prior to fiscal 2010 under the 1995 Equity Plan and the 1994 Stock Plan provide that options become immediately exercisable in full, and remain exercisable until the end of their term, in the event of (i) a change in control of the Company, (ii) the executive’s permanent and total disability, or (iii) the executive’s death following retirement under a Company-sponsored IRS qualified retirement plan at or after attaining age 62 with a minimum of 10 years of service. Unvested options become immediately exercisable in full, and remain exercisable until the earlier of the third anniversary of death or the end of their term if an executive dies while actively employed. Option shares continue to become exercisable following retirement if the executive retires under a Company-sponsored IRS qualified retirement plan at or after attaining the age of 62 with a minimum of 10 years of service.

The stock option agreements under all of our plans provide that options automatically terminate if, among other events, the executive retires under a Company-sponsored IRS qualified retirement plan at or after attaining the age of 55 with a minimum of 10 years of service, is a party to an employment agreement with the Company immediately prior to retirement, and renders personal services to a competing business within one year of the date retirement commenced.

Restricted Stock and Restricted Stock Units.    The CMD Committee grants shares of restricted stock or restricted stock units, referred to as RSUs, from time to time for retention and performance reasons. RSUs represent the right to receive a payment upon or after vesting equal to the market value per share of Macy’s common stock as of the grant date, the vesting date or such other date as determined by the CMD Committee on the date the RSUs are granted. Since May 15, 2009, all restricted stock and RSUs are granted under the 2009 Omnibus Plan.

Restricted stock and RSU grants can be either time-based or performance-based. Time-based restricted stock or RSUs will generally be forfeited by the executive if the executive’s employment with us ends prior to the vesting date. Shares and/or units may vest 100% on the third anniversary of the grant date or in installments over a number of years following the first anniversary of the grant date. Time-based restricted stock or RSUs may not fully vest in less than three years. Performance-based restricted stock and RSUs are subject to forfeiture if performance criteria applicable to the shares and/or units are not satisfied and/or if the executive’s employment with us ends prior to the vesting date. Performance-based restricted stock and RSUs may not fully vest in less than one year. Depending upon satisfaction of the performance criteria, shares and/or units may vest up to 100% on the first anniversary of the grant date or in installments over a number of years following the first anniversary of the grant date. To the extent performance criteria are not satisfied, shares and/or units are forfeited.

The Performance RSUs granted to the Named Executives in fiscal 2010 that are earned at the end of the three-year fiscal 2010-2012 performance period will be paid to the Named Executives as shares of Macy’s common stock (net of required tax withholding) within 2 1/2 months following the end of the performance period. The number of Performance RSUs that a Named Executive will earn at the end of the performance period may vary from zero to 150% of the target award, based upon consideration of our three-year performance relative to average EBITDA Margin and average ROIC goals shown below and subject to achievement of a minimum cumulative EBITDA of $7 billion over the three-year performance period.

	EBITDA Margin (70%)		ROIC (30%)
Performance Level*	3-Year Average	Vesting %	3-Year Average	Vesting %
Outstanding	≥12.8%	150%	≥18.8%	150%
Target	12.3%	100%	17.8%	100%
Threshold	11.8%	50%	16.8%	50%
Below Threshold	<11.8%	0%	<16.8%	0%

*	Straight-line interpolation will apply to performance levels between the ones shown.

The Performance RSUs granted to the Named Executives in fiscal 2011 that are earned at the end of the three-year fiscal 2011-2013 performance period will be paid to the Named Executives as shares of Macy’s common stock (net of required tax withholding) within 2 1/2 months following the end of the performance period. The number of Performance RSUs that a Named Executive will earn at the end of this performance period may vary from zero to 150% of the target award, based upon consideration of our three-year performance relative to average EBITDA Margin and average ROIC goals and subject to achievement of a predetermined minimum required three-year cumulative EBITDA goal. See the “Performance-Based Restricted Stock Units” discussion in “Compensation Discussion & Analysis — Fiscal 2011 Compensation and Analysis — Long-term equity compensation.”

•

EBITDA is defined as earnings before interest, taxes, depreciation and amortization, which is equal to the sum of operating income and depreciation and amortization as reported in our audited financial statements, adjusted to eliminate the effects of asset impairments, restructurings, store closing costs, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles as applicable.

•

EBITDA Margin is defined as EBITDA divided by Net Sales (with net sales being adjusted to exclude certain items that are included in externally reported sales under GAAP, including leased department income, shipping and handling fees and sales to third party retailers, and to account for unplanned store closings).

•

ROIC is defined as EBITDAR divided by Total Average Gross Investment. EBITDAR is equal to the sum of EBITDA plus net rent expense (rent expense as reported in our audited financial statements less the deferred rent amortization related to contributions received from landlords). Total Average

Gross Investment is equal to the sum of gross property, plant and equipment, capitalized value of non-capitalized leases, working capital — which includes receivables, merchandise inventories, supplies and prepaid expenses — offset by accounts payable and accrued liabilities, and other assets (each as reported in our audited or unaudited financial statements).

Dividends, if any, paid on our common stock will be credited to the Named Executives’ Performance RSU accounts as additional restricted stock units and will be paid out as shares of common stock to the extent that the underlying Performance RSUs are earned.

In the event of a change in control of the Company, the Performance RSUs will be converted to shares of time-based restricted stock vesting on the third anniversary of the grant date. If the change in control occurs prior to the 24-month anniversary of the start of the performance period, the conversion will be based on the target award opportunity. If the change in control occurs after such 24-month anniversary, the conversion will be based on performance through the date of the change in control. Unvested time-based restricted shares will vest if the Named Executive is terminated by us or the continuing entity without “cause” (as defined in the Company’s Change-in-Control Plan) or if the Named Executive voluntarily terminates employment for “good reason” (as defined in the Change-in-Control Plan) within the 24-month period following the change in control, or if the continuing entity does not assume or replace the awards.

Stock Credits.    The CMD Committee authorized a stock credit plan in fiscal 2008 for the fiscal 2008-2009 performance period. The CMD Committee granted stock credits to the Named Executives in fiscal 2008. Stock credits issued under this plan were either time-based or performance-based, with performance objectives tied to the Company’s Four Priorities and to the My Macy’s localization initiative and certain division consolidation synergies.

At the end of the two-year performance period, the CMD Committee determined that 95% of the “core” performance-based stock credits and, where applicable, 97.5% of the My Macy’s/Consolidation performance-based stock credits had been earned by participants, including the Named Executives. These stock credits and the time-based stock credits, if any, awarded under the 2008-2009 stock credit plan were subject to two- and three-year holding periods that expired on January 29, 2012 and will expire on February 3, 2013, respectively. The value of the stock credits, including dividend equivalents paid during the holding period, is paid in cash at the end of the applicable holding period. The value is determined on the basis of the average closing price of Macy’s common stock as reported on the NYSE for the 20 business days preceding the expiration date of the applicable holding period.

Participants who leave the Company during a holding period for a grant of stock credits will:

•	forfeit their stock credit balances if they leave voluntarily or if their employment is terminated for cause;

•

receive the stock credits they have earned if they retire at or after age 62 with at least 10 years of vesting service or if they are terminated by us for other than cause, payable at the same time and in the same manner as payments to actively employed participants;

•

receive a pro-rata payment of their stock credit balance if they retire between the ages of 55 and 62 with at least 10 years of vesting service, payable at the same time and in the same manner as payments to actively employed participants; and

•	receive a lump sum payment of the discounted present value of the total account in case of death or total and permanent disability.

All stock credit balances in the 2008-2009 stock credit plan vest and become immediately payable upon a change in control of the Company. See “Outstanding Equity Interests” below.

Outstanding Equity Interests

The following table sets forth certain information regarding the total number and aggregate value of options, stock credits, restricted stock and restricted stock units held by each of the Named Executives at January 28, 2012. The dollar amount shown for stock credits, restricted stock and restricted stock units is calculated by multiplying the number of stock credits or restricted stock units or shares of restricted stock, as applicable, by the closing price of Macy’s common stock ($33.82) on the last trading day of fiscal 2011.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lundgren	3/22/02	500,000	0	21.3400	3/22/12
	2/24/03	500,000	0	12.7900	2/24/13
	3/26/04	275,000	0	25.0050	3/26/14
	3/25/05	550,000	0	30.5350	3/25/15
	3/24/06	177,352	0	36.2600	3/24/16
	3/01/07	500,000	0	44.6700	3/01/17
	10/26/07	134,000	0	46.1500	3/23/17
	3/21/08	230,446	76,815	24.8500	3/21/18
	3/20/09	291,304	291,304	8.7600	3/20/19
	3/19/10	42,257	126,768	20.8900	3/19/20
	3/25/11	0	435,393	23.4300	3/25/21
						185,631.525	(2)	6,278,058
									173,192	(3)	5,857,353
									198,463	(4)	6,712,019
Hoguet	3/28/03	110,000	0	14.2850	3/28/13
	3/26/04	55,000	0	25.0050	3/26/14
	3/25/05	55,000	0	30.5350	3/25/15
	3/24/06	38,970	0	36.2600	3/24/16
	7/11/06	125,000	0	36.5100	7/11/16
	3/23/07	29,444	0	46.1500	3/23/17
	3/21/08	50,637	16,878	24.8500	3/21/18
	3/20/09	64,010	64,009	8.7600	3/20/19
	3/19/10	9,285	27,855	20.8900	3/19/20
	3/25/11	0	74,438	23.4300	3/25/21
						40,788.825	(2)	1,379,478
									38,056	(3)	1,287,054
									33,930	(4)	1,147,513

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Adams	3/26/04	30,000	0	25.0050	3/26/14
	3/25/05	30,000	0	30.5350	3/25/15
	3/24/06	18,014	0	36.2600	3/24/16
	3/23/07	26,389	0	46.1500	3/23/17
	3/21/08	34,395	11,464	24.8500	3/21/18
	3/20/09	32,010	64,009	8.7600	3/20/19
	3/19/10	9,285	27,855	20.8900	3/19/20
	3/25/11	0	74,438	23.4300	3/25/21
						21,186.750	(2)	716,536
									38,056	(3)	1,287,054
									33,930	(4)	1,147,513
Cole	3/26/04	65,000	0	25.0050	3/26/14
	3/25/05	65,000	0	30.5350	3/25/15
	3/24/06	38,970	0	36.2600	3/24/16
	7/11/06	150,000	0	36.5100	7/11/16
	3/23/07	29,444	0	46.1500	3/23/17
	3/21/08	50,637	16,878	24.8500	3/21/18
	3/20/09	28,010	64,009	8.7600	3/20/19
	3/19/10	9,285	27,855	20.8900	3/19/20
	3/25/11	0	74,438	23.4300	3/25/21
						40,788.825	(2)	1,379,478
									38,056	(3)	1,287,054
									33,930	(4)	1,147,513
Klein	3/26/04	65,000	0	25.0050	3/26/14
	3/25/05	65,000	0	30.5350	3/25/15
	3/24/06	38,970	0	36.2600	3/24/16
	3/23/07	29,444	0	46.1500	3/23/17
	3/21/08	50,637	16,878	24.8500	3/21/18
	3/20/09	64,010	64,009	8.7600	3/20/19
	3/19/10	9,285	27,855	20.8900	3/19/20
	3/25/11	0	74,438	23.4300	3/25/21
						31,191.700	(2)	1,054,903
									38,056	(3)	1,287,054
									33,930	(4)	1,147,513

(1)	Options vest/vested as follows, with full vesting of options granted prior to 2010 upon a change in control of the Company:

Grant Date	Vesting Schedule
3/22/02	25% on each of 3/22/03, 3/22/04, 3/22/05 and 3/22/06.
2/24/03	25% on each of 2/24/04, 2/24/05, 2/24/06 and 2/24/07.
3/28/03	25% on each of 3/28/04, 3/28/05, 3/28/06 and 3/28/07.
3/26/04	25% on each of 3/26/05, 3/26/06, 3/26/07 and 3/26/08.
3/25/05	25% on each of 3/25/06, 3/25/07, 3/25/08 and 3/25/09.
3/24/06	25% on each of 3/24/07, 3/24/08, 3/24/09 and 3/24/10.
7/11/06	100% on 7/11/09.
3/01/07	100% on 2/28/11.
3/23/07	25% on each of 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
10/26/07	25% on each of 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
3/21/08	25% on each of 3/21/09, 3/21/10, 3/21/11 and 3/21/12.
3/20/09	25% on each of 3/20/10, 3/20/11, 3/20/12 and 3/20/13.
3/19/10 3/25/11	25% on each of 3/19/11, 3/19/12, 3/19/13 and 3/19/14. 25% on each of 3/25/12, 3/25/13, 3/25/14 and 3/25/15.

(2)	Time-based and/or vested performance-based stock credits. These stock credits are subject to satisfaction of holding periods that will expire as of the following date:

2/3/13
Lundgren	185,631.525
Hoguet	40,788.825
Adams	21,186.750
Cole	40,788.825
Klein	31,191.700

See also the “Stock Credits” discussion in the narrative following the 2011 Grants of Plan-Based Awards table.

(3)	Performance RSUs that vest following the conclusion of the three-year fiscal 2010-2012 performance period, subject to the satisfaction of performance criteria. See the “Restricted Stock and Restricted Stock Units” discussion in the narrative following the 2011 Grants of Plan-Based Awards table.

(4)	Performance RSUs that vest following the conclusion of the three-year fiscal 2011-2013 performance period, subject to the satisfaction of performance criteria. See the “Restricted Stock and Restricted Stock Units” discussion in the narrative following the 2011 Grants of Plan-Based Awards table and the “Performance-Based Restricted Stock Units” discussion in “Compensation Discussion & Analysis — How Annual Bonuses and Long-Term Equity Compensation are Awarded — Long-term equity compensation”.

The following table sets forth certain information regarding the value realized by each of the Named Executives during fiscal 2011 upon the exercise of stock options, the vesting of restricted stock or restricted stock units and the payout in cash of the value of stock credits that vested as of January 29, 2012 under the 2008-2009 stock credit plan.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Lundgren	306,976	2,198,746	927,297.525	32,788,605
Hoguet	249,488	1,587,108	192,043.825	6,991,940
Adams	67,000	1,268,736	179,281.750	6,479,393
Cole	272,930	2,540,181	192,043.825	6,991,940
Klein	0	0	189,286.700	6,822,063

(1)	The amounts “realized” from option exercises reflect the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the Named Executives may keep the shares they acquire upon the exercise of the option (or sell them at different prices), these amounts do not necessarily reflect cash actually realized upon the exercise of those options.

(2)	The number represents stock credits from the 2008-2009 stock credit plan for which the holding period expired as of January 29, 2012 and which were paid out in cash, time-based restricted stock that vested on February 28, 2011 in the case of Mr. Lundgren and on March 21, 2011 in the case of Mr. Adams and Mr. Klein, and performance restricted stock units, called Founders Awards, that were earned as of the expiration of the 2009-2011 performance period on January 28, 2012 and which were paid out in shares of common stock, as follows:

Name	Stock Credits (#)	Restricted Stock (#)	Performance RSUs (#)
Lundgren	185,631.525	75,000	666,666
Hoguet	40,788.825	0	151,255
Adams	21,186.750	6,840	151,255
Cole	40,788.825	0	151,255
Klein	31,191.700	6,840	151,255

(3)	The value of the stock awards are presented as of the date the holding period expired or vesting occurred, or in conjunction with the certification of related performance results, as applicable, and not as of the date the awards were granted.

•	The stock credits were valued at $34.25 per share, which was the average closing price of our common stock for the 20 business days prior to the expiration of the holding period for the stock credits.

•

The restricted stock was valued $23.61 per share for Mr. Lundgren and $23.22 per share for Mr. Adams and Mr. Klein, which was the opening price of our common stock on the respective vesting dates for the restricted stock.

•

The performance restricted stock units were valued at $36.99 per share, which was the closing price of our common stock on the day prior to the date that the CMD Committee certified the performance results for the Founders Awards. This closing price reflects the 322% increase in our stock price experienced by our shareholders during the three-year performance period for the Founders Awards over the grant date price of $8.76 per share for the Founders Awards.

In addition to the amounts shown, the Named Executives also received the following amounts with respect to dividend equivalents accrued on the stock credits during the applicable holding period: Mr. Lundgren, $141,851; Mrs. Hoguet, $31,169; Mr. Cole, $31,169; Mr. Adams, $16,190; and Mr. Klein, $23,835. The Named Executives also received the following shares of Macy’s common stock with respect to dividend equivalents accrued on the Founders Awards during the applicable performance period: Mr. Lundgren, 21,889 shares, and the other Named Executives, 4,966 shares.

Post Retirement Compensation

Retirement Plans

Our retirement program, referred to as the Retirement Program, consists of defined benefit plans and a defined contribution plan. As of January 1, 2012, approximately 114,000 active employees, including the Named Executives, participated in the Retirement Program.

Defined Benefit Plans.    We have two defined benefit plans covering the Named Executives — a cash account pension plan, referred to as the CAPP, and a supplementary executive retirement plan, referred to as the SERP. The following table shows the actuarial present value of each of the Named Executive’s accumulated benefit under each plan, calculated as of the end of fiscal 2011. We determined the present value using the same assumptions used for financial reporting purposes — a unit credit cost method, a 4.65% discount interest rate, and a normal retirement age of 65 (as defined by the plans).

2011 PENSION BENEFITS

Name	Plan Name	Number of years of credited service (#)	Present Value of Accumulated Benefit ($)
Lundgren	CAPP	30	272,774
	SERP	30	16,445,165
Hoguet	CAPP	29	336,764
	SERP	29	4,142,431
Adams	CAPP	29	328,022
	SERP	29	5,158,122
Cole	CAPP	39	603,306
	SERP	39	8,129,077
Klein	CAPP	36	337,840
	SERP	36	9,015,391

Cash Account Pension Plan.    Employees who become eligible for participation or reinstatement prior to January 1, 2012 are eligible to participate in the CAPP. Under the CAPP, a participant retiring at a normal retirement age is eligible to receive the amount credited to his or her pension account or monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant’s account consist of:

•

an opening cash balance for participants in the plan at December 31, 1996, equal to the single sum present value, using stated actuarial assumptions, of the participant’s accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan;

•	pay credits (generally, a percentage of eligible compensation credited annually based on length of service); and

•	interest credits (credited quarterly, based on the 30-Year Treasury Bond rate for the November prior to each calendar year, with a guaranteed minimum rate of 5.25%).

In addition, if a participant had attained at least age 55 and had completed 10 or more years of vesting service by December 31, 2001, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996. Approximately 31,000 active employees participate in the May Retirement Plan component of the CAPP. These participants have their accrued benefit determined under a “career average” pension formula.

Supplementary Executive Retirement Plan.    To allow the Retirement Program to provide benefits based on a participant’s total compensation, we adopted the SERP, which is a nonqualified unfunded plan. All benefits under the SERP are payable out of our general corporate assets. It provides retirement benefits to eligible executives based on all eligible compensation, including compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under our Executive Deferred Compensation Plan, referred to as the EDCP, in each case employing a formula that is based on the participant’s years of vesting service and final average compensation, taking into consideration the participant’s balance in the CAPP, the participant’s Prior Plan Credits (defined below) and Social Security benefits. As of January 1, 2012, approximately 527 employees were eligible to receive benefits under the terms of the SERP. We have reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law. Approximately 81 executives who participate in the May Retirement Plan component of the CAPP have their supplementary retirement benefit determined under a different formula that uses different offsets. At a meeting in February 2012, we amended the SERP to close the SERP to any executives who would have first become eligible to participate in the SERP on or after January 2, 2012.

Eligible compensation for this purpose includes amounts reflected in the 2011 Summary Compensation Table under the headings “Salary” and “Non-Equity Incentive Plan Compensation” but excludes amounts reflected in other columns of the table and excludes bonus amounts that exceed 100% (228% for Mr. Lundgren) of salary.

401(k) Plan.    In addition to the CAPP and the SERP, our Retirement Program includes a defined contribution plan, the Macy’s 401(k) Retirement Investment Plan (the “401(k) Plan”). The 401(k) Plan permits executives to contribute up to 8% of compensation (up to maximum amounts established from time to time by the Internal Revenue Code) each year. We match contributions of up to 5% of eligible compensation each year. In December 2009, we announced that we had amended the 401(k) Plan to provide that the matching rate for calendar 2010 would be 10% of matchable contributions. In August 2010, we decided to further amend the 401(k) Plan to provide (i) that the matching rate for calendar 2011 and thereafter for participants currently participating or who become eligible to participate in the 401(k) Plan prior to January 1, 2012 will be 10% of matchable contributions and (ii) that the matching rate for calendar 2012 and thereafter for employees who first become eligible for participation or reinstatement in the 401(k) Plan on or after January 1, 2012 (all of whom are not eligible to participate in the CAPP) will be 50% of matchable contributions.

An executive may choose any of several investment funds for investment of the executive’s balances, and may change those elections daily. Benefits may be paid out at termination of employment. Executives may borrow portions of their investment balances while employed. Company contributions to the Named Executives under the 401(k) Plan are reported in the “All Other Compensation” column of the 2011 Summary Compensation Table.

Prior to the adoption of the 401(k) Plan, our primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee’s accumulated retirement profit sharing interests in the profit sharing plans (the “Prior Plan Credits”) which accrued prior to the adoption of the 401(k) Plan continue to be maintained and invested as a part of the 401(k) Plan until retirement, at which time they are distributed.

Non-qualified Deferred Compensation Plans

We provide the opportunity for executives to defer compensation through the Executive Deferred Compensation Plan, referred to as the EDCP. Under the EDCP, eligible executives may elect to defer a portion of their compensation each year as either stock credits or cash credits. Stock credit accounts reflect common stock equivalents and dividend equivalents. Common stock equivalents are the number of full shares of Macy’s common stock for each calendar quarter that could be purchased based on the dollars deferred, and dividend equivalents are determined by multiplying the dividends payable upon a share of common stock to a shareholder of record during such calendar quarter by the number of stock equivalents in the participant’s stock credit account at the beginning of each quarter, less the number of shares distributable or withdrawn during each quarter in which the credit is being made. Total value of the stock credits is determined at the end of each quarter based on the closing price of our common stock as of the last day of the quarter. Cash credit accounts reflect dollars deferred plus interest equivalents determined by applying to 100% of such participant’s cash credits at the beginning of each quarter, less amounts distributable or withdrawn during such quarter, an interest rate equal to one quarter of the interest rate payable on U.S. 5-year Treasury Notes as of the last day of each quarter. Deferred compensation is distributed in the fiscal year following the fiscal year in which termination of employment occurs.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Lundgren	EDCP	0	0	0	0	0
Hoguet	EDCP	0	0	0	0	0
Adams	EDCP	0	0	14,125	0	1,103,461
Cole	EDCP	0	0	653	0	63,615
Klein	EDCP	0	0	4,687	0	456,536

(1)	These amounts are not included in the Summary Compensation Table.

(2)	The compensation deferred by Mr. Cole and Mr. Klein is deferred as stock credits. A portion of the compensation deferred by Mr. Adams is deferred as stock credits and a portion is deferred as cash credits. The portion of the aggregate balance that is attributable to their contributions was deferred in years prior to those reported in the 2011 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Termination Payments under Executive Severance Plan

On October 23, 2009, the CMD Committee (and the Non-Employee Directors with respect to Mr. Lundgren) approved the Executive Severance Plan, referred to as the ESP. The ESP replaced individual employment agreements with the Named Executives, all of which expired on or before June 30, 2011. Each of the Named Executives has elected to participate in the ESP.

To be eligible to participate in the ESP, generally a person must be an employee of the Company or one of its subsidiaries, divisions or controlled affiliates with a position at, equivalent to or above General Merchandise Manager or Senior Vice President and must sign a non-compete, non-solicitation and confidential information agreement (the “restrictive covenant agreement”). Pursuant to the restrictive covenant agreement, the executive would agree, among other things, not to engage in specified activities in competition with us following termination of employment. The non-competition period would extend for a period of two years if the executive voluntarily terminates his or her employment or is involuntarily terminated by us for cause (as defined in the ESP). Except as described below with respect to Mr. Lundgren, the non-competition period would not apply if the executive is involuntarily terminated without cause. Mr. Lundgren has elected to sign a restrictive covenant agreement that provides that the non-competition period would apply to him even if he is involuntarily terminated by us without cause. In addition to the non-competition requirement, the restrictive covenant agreement provides that participants will not solicit our employees for two years following termination of employment and will preserve the confidentiality of our confidential information. Eligible executives who elect not to participate in the ESP will be covered by our basic severance plan.

Mr. Lundgren.    Under the ESP, upon (a) a voluntary termination of his employment if we fail to name him as our Chief Executive Officer or (b) an involuntary termination of his employment by us for reasons other than for cause (as defined in the ESP), Mr. Lundgren would be entitled to receive a lump sum severance payment equal to 54 months of base salary.

Other Named Executives.    Under the ESP, upon involuntary termination of their employment for reasons other than a termination by us for cause, each of Mrs. Hoguet, Mr. Adams, Mr. Cole and Mr. Klein would be entitled to receive a lump sum severance payment equal to 24 months of base salary.

Termination Payments under Change-in-Control Plan

Effective November 1, 2009, we adopted a Change-in-Control Plan, referred to as the CIC Plan, covering, among other participants, each of the Named Executives. The CIC Plan replaced our individual change-in-control agreements, which expired as of November 1, 2009.

Under the CIC Plan, each of the Named Executives could be entitled to certain severance benefits following a change in control of Macy’s. If, within the two years following a change in control, the Named Executive is terminated for any reason, other than death, permanent and total disability or for cause, or if the Named Executive terminates his or her employment for “good reason,” then the Named Executive is entitled to:

•	a cash severance payment (generally paid in the form of a lump sum) that will be equal to two times the sum of:

•	his or her base pay (at the higher of the rate in effect at the change in control or the rate in effect at termination), and

•

the average annual bonus (if any) received for the three full fiscal years preceding the change in control (or, the “target” annual bonus for the year in which the change in control occurs if the change in control occurs prior to November 1, 2012); plus

•	a lump sum payment of any stock credit awards earned under our 2008-2009 stock credit plan; plus

•	a lump sum payment of an annual bonus for the year of termination, at target, prorated to the date of termination (this feature applies to all executives in the Bonus Plan); plus

•

release of any restrictions on restricted stock or restricted stock units, including performance-based awards, upon the change in control (this feature applies to all participants with awards granted under the 1995 Equity Plan or the 1994 Stock Plan prior to fiscal 2010) or upon termination following the change in control (this feature applies to all participants with awards granted under the 2009 Omnibus Plan in fiscal 2010 and thereafter); plus

•

acceleration of any unvested stock options upon the change in control (this feature applies to all participants with stock options granted under the 1995 Equity Plan or the 1994 Stock Plan prior to fiscal 2010) or upon termination following the change in control (this feature applies to all participants with stock options granted under the 2009 Omnibus Plan in fiscal 2010 and thereafter); plus

•	a lump sum payment of all deferred compensation (this feature applies to all participants in the deferred compensation plan); plus

•

payment of all retirement, supplementary retirement and 401(k) benefits upon termination or retirement in accordance with any previously selected distribution schedule (this feature applies to all participants in the retirement, supplementary retirement and 401(k) plans); plus

•	a retiree discount for life if at least 55 years of age with 15 years of vesting service at termination (this feature applies generally to all associates).

In addition to the above amounts, participants in the CIC Plan prior to December 9, 2011, including the Named Executives, would be entitled to an additional severance benefit equal to the value of the excess (if any) of (i) the lump sum value of his or her retirement benefits determined as if he or she had earned an additional two years of service, over (ii) the lump sum value of his or her retirement benefits determined as of the date of termination. This provision does not apply to executives who first become participants in the CIC Plan after December 9, 2011.

If the Named Executive does not engage in specified activities in competition with the Company during the first year following termination, he or she would be entitled to an additional “noncompetition” severance benefit at the end of the one-year period equal to:

•

a lump sum payment equal to one times (i) his or her base pay (at the higher of the rate in effect at the change in control or the rate in effect at termination), and (ii) the average annual bonus (if any) received for the three full fiscal years preceding the change in control (or, “target” bonus for the fiscal year in which the change in control occurs if the change in control occurs prior to November 1, 2012); plus

•

the value of the excess (if any) of (i) the lump sum value of his or her retirement benefits determined as if he or she had earned an additional one year of service, over (ii) the lump sum value of his or her retirement benefits determined as of the date of termination. (This provision only applies to participants in the CIC plan, including the Named Executives, prior to December 9, 2011.)

All of the above severance benefits would be paid to the executive in accordance with, and at times permitted by Section 409A of the Internal Revenue Code.

A “change in control” occurs in any of the following events:

•	a person has become the beneficial owner of securities representing 30% or more of our combined voting power; or

•

individuals who, on the effective date of the CIC Plan, constitute our directors or whose election as a director after such effective date was approved by at least two-thirds of the directors as of the effective date cease for any reason to constitute at least a majority of the Board; or

•

consummation of a reorganization, merger or consolidate or sale or other disposition of all or substantially all of our assets and, as a result of or immediately following such merger, consolidation, reorganization, sale or transfer, less than a majority of the voting power of the other corporation immediately after the transaction is held in the aggregate by the holders of the voting stock of Macy’s immediately prior to the transaction; or

•	shareholders approve a complete liquidation or dissolution of the Company.

A change in control will not occur under the first bullet point above if the acquisition of stock is directly from us and has been approved by the Board or if we, an entity controlled by us or an employee benefit plan of ours discloses that it beneficially owns securities, whether more than 30% or otherwise.

“Good reason” under the CIC Plan means:

•	a material diminution in the executive’s base compensation; or

•	a material diminution in the executive’s authority, duties or responsibilities; or

•	a material change in the geographic location at which the executive must perform services to the Company; or

•	any other action or inaction that constitutes a material breach by us of an agreement under which the executive provides services.

The cash severance benefit payable under the CIC Plan would be reduced by all amounts actually paid by us to the executive pursuant to any other employment or severance agreement or plan to which the executive and Macy’s are parties or in which the executive is a participant. In addition, the severance benefits under the CIC Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

The following tables summarize the amounts payable to the Named Executives upon termination under certain circumstances, assuming that:

•	the executive’s employment terminated January 28, 2012;

•	the executive’s salary continues as it existed on January 28, 2012;

•	the CIC Plan applies; and

•	the stock price for our common stock is $33.82 per share (the closing price as of the last business day of fiscal 2011).

Payments and Benefits upon Termination as of the end of Fiscal 2011 ($)

Lundgren	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	7,750,000	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	3,875,000	0	0
ESP cash severance benefit	0	6,975,000	0	0	0	0
Equity Based incentive awards
a. Vesting of unvested stock options	0	0	0	14,151,952	14,151,952	14,151,952
b. Vesting of unvested stock credits	0	1,255,612	0	1,255,612	1,255,612	1,255,612
c. Vesting of performance RSUs	0	0	0	12,569,372	6,142,242	6,142,242
Retirement benefits	0	0	0	0	0	0

Total of severance and accelerated benefits:	0	8,230,612	0	39,601,936	21,549,806	21,549,806

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	30,899,437	30,899,437	0	30,899,437	30,899,437	30,899,437
b. Previously vested stock credits (in holding period)	5,022,447	5,022,447	0	5,022,447	5,022,447	5,022,447
Non-equity based incentive award (2011 bonus)	5,105,100	5,105,100	5,105,100	5,105,100	5,105,100	5,105,100
Vested cash balance pension benefit	264,405	264,405	264,405	264,405	264,405	264,405
Vested 401(k) plan balance	372,377	372,377	372,377	372,377	372,377	372,377
Vested supplementary retirement plan benefit	14,469,077	14,469,077	14,469,077	14,469,077	14,469,077	14,469,077
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	0	0	0	0	0	0

Total of previously vested equity and benefits:	56,132,843	56,132,843	20,210,959	56,132,843	56,132,843	56,132,843

Full “Walk-Away” Value:	56,132,843	64,363,455	20,210,959	95,734,779	77,682,649	77,682,649

Hoguet	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	2,852,500	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,426,250	0	0
ESP cash severance benefit	0	1,630,000	0	0	0	0
Equity Based incentive awards
a. Vesting of unvested stock options(a)	0	0	0	2,889,037	2,889,037	2,889,037
b. Vesting of unvested stock credits	0	275,896	0	275,896	275,896	275,896
c. Vesting of performance RSUs	0	0	0	2,434,567	1,240,540	1,240,540
Retirement benefits	0	0	0	153,672	0	0

Total of severance and accelerated benefits:	0	1,905,896	0	10,031,922	4,405,473	4,405,473

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	4,992,710	4,992,710	0	4,992,710	4,992,710	4,992,710
b. Previously vested stock credits (in holding period)	1,103,582	1,103,582	0	1,103,582	1,103,582	1,103,582
Non-equity based incentive awards (2011 bonus)	1,342,100	1,342,100	1,342,100	1,342,100	1,342,100	1,342,100
Vested cash balance pension benefit	314,970	314,970	314,970	314,970	314,970	314,970
Vested 401(k) plan balance	693,680	693,680	693,680	693,680	693,680	693,680
Vested supplementary retirement plan benefit	3,454,740	3,454,740	3,454,740	3,454,740	3,454,740	3,454,740
Post-retirement medical/life benefits	186,658	186,658	186,658	186,658	186,658	186,658
Deferred compensation balance previously vested	0	0	0	0	0	0

Total of previously vested equity and benefits:	12,088,440	12,088,440	5,992,148	12,088,440	12,088,440	12,088,440

Full “Walk-Away” Value:	12,088,440	13,994,336	5,992,148	22,120,362	16,493,913	16,493,913

Adams	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	2,852,500	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,426,250	0	0
ESP cash severance benefit	0	1,630,000	0	0	0	0
Equity Based incentive awards
a. Vesting of unvested stock options	0	0	0	2,840,474	2,840,474	2,840,474
b. Vesting of unvested stock credits	0	143,307	0	143,307	143,307	143,307
c. Vesting of performance RSUs	0	0	0	2,434,567	1,240,540	1,240,540
Retirement benefits	0	0	0	162,312	0	0

Total of severance and accelerated benefits:	0	1,773,307	0	9,859,410	4,224,321	4,224,321

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	1,593,749	1,593,749	0	1,593,749	1,593,749	1,593,749
b. Previously vested stock credits (in holding period)	573,229	573,229	0	573,229	573,229	573,229
Non-equity based incentive awards (2011 bonus)	1,342,100	1,342,100	1,342,100	1,342,100	1,342,100	1,342,100
Vested cash balance pension benefit	316,036	316,036	316,036	316,036	316,036	316,036
Vested 401(k) plan balance	484,114	484,114	484,114	484,114	484,114	484,114
Vested supplementary retirement plan benefit	4,441,531	4,441,531	4,441,531	4,441,531	4,441,531	4,441,531
Post-retirement medical/life benefits	182,666	182,666	182,666	182,666	182,666	182,666
Deferred compensation balance, previously vested	1,103,461	1,103,461	1,103,461	1,103,461	1,103,461	1,103,461

Total of previously vested equity and benefits:	10,036,886	10,036,886	7,869,908	10,036,886	10,036,886	10,036,886

Full “Walk-Away” Value:	10,036,886	11,810,193	7,869,908	19,896,296	14,261,207	14,261,207

Cole	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,500,000	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,750,000	0	0
ESP cash severance benefit	0	2,000,000	0	0	0	0
Equity Based incentive award
a. Vesting of unvested stock options	(1)	(1)	0	2,889,037	2,889,037	2,889,037
b. Vesting of unvested stock credits	275,896	275,896	0	275,896	275,896	275,896
c. Vesting of performance RSUs	1,240,540	1,240,540	0	2,434,567	1,240,540	1,240,540
Retirement benefits	0	0	0	135,679	0	0

Total of severance and accelerated benefits:	1,516,436	3,516,436	0	10,985,179	4,405,473	4,405,473

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	2,062,700	2,062,700	0	2,062,700	2,062,700	2,062,700
b. Previously vested stock credits (in holding period)	1,103,582	1,103,582	0	1,103,582	1,103,582	1,103,582
Non-equity based incentive awards (2011 bonus)	1,646,800	1,646,800	1,646,800	1,646,800	1,646,800	1,646,800
Vested cash balance pension benefit	599,707	599,707	599,707	599,707	599,707	599,707
Vested 401(k) plan balance	1,093,105	1,093,105	1,093,105	1,093,105	1,093,105	1,093,105
Vested supplementary retirement plan benefit	7,551,750	7,551,750	7,551,750	7,551,750	7,551,750	7,551,750
Post-retirement medical/life benefits	187,299	187,299	187,299	187,299	187,299	187,299
Deferred compensation balance previously vested	63,615	63,615	63,615	63,615	63,615	63,615

Total of previously vested equity and benefits:	14,308,558	14,308,558	11,142,276	14,308,558	14,308,558	14,308,558

Full “Walk-Away” Value:	15,824,994	17,824,994	11,142,276	25,293,737	18,714,031	18,714,031

(1)	Because Mr. Cole is over age 62, his unvested stock options would continue to vest following a voluntary termination or an involuntary termination without cause pursuant to the retirement provisions of his stock option agreements.

Klein	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Salary (to the end of contract term)	0	0	0	0	0	0
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,500,000	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,750,000	0	0
ESP cash severance benefit	0	2,000,000	0	0	0	0
Equity Based incentive awards
a. Vesting of unvested stock options	(1)	(1)	0	2,889,037	2,889,037	2,889,037
b. Vesting of unvested stock credits	210,981	210,981	0	210,981	210,981	210,981
c. Vesting of performance RSUs	1,240,540	1,240,540	0	2,434,567	1,240,540	1,240,540
Retirement benefits	0	0	0	0	0	0

Total of severance and accelerated benefits:	1,451,521	3,451,521	0	10,784,585	4,340,558	4,340,558

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	2,964,860	2,964,860	0	2,964,860	2,964,860	2,964,860
b. Previously vested stock credits (in holding period)	843,923	843,923	0	843,923	843,923	843,923
Non-equity based incentive award (2011 bonus)	1,646,800	1,646,800	1,646,800	1,646,800	1,646,800	1,646,800
Vested cash balance pension benefit	333,647	333,647	333,647	333,647	333,647	333,647
Vested 401(k) plan balance	582,903	582,903	582,903	582,903	582,903	582,903
Vested supplementary retirement plan benefit	8,263,102	8,263,102	8,263,102	8,263,102	8,263,102	8,263,102
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	456,536	456,536	456,536	456,536	456,536	456,536

Total of previously vested equity and benefits:	15,091,771	15,091,771	11,282,988	15,091,771	15,091,771	15,091,771

Full “Walk-Away” Value:	16,543,292	18,543,292	11,282,988	25,876,356	19,432,329	19,432,329

(1)	Because Mr. Klein is over age 62, his unvested stock options would continue to vest following a voluntary termination or an involuntary termination without cause pursuant to the retirement provisions of his stock option agreements.

Philanthropic Matching Gift Program

Our employees, including the Named Executives, and retired employees may participate in the matching philanthropic gift program of the Macy’s Foundation. Under this program, the Macy’s Foundation will match up to a total of $22,500 in gifts made by the employee to approved charities in any calendar year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and certain persons who beneficially own more than 10% of our common stock outstanding, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of reports furnished to us and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 2011, all reports required by Section 16(a) of the Exchange Act to be filed by the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding to report transactions in securities were timely filed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

POLICY ON RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written policy for approval of transactions in which Macy’s was or is to be a participant, in which the amount involved exceeds $120,000 and in which any Director, executive officer or 5% or greater shareholder (or any immediate family member of any such person) has a direct or indirect material interest (“Related Person Transaction”). In addition to the requirements described above, the policy includes a list of categories of transactions identified by the Board as having no significant potential for actual or apparent conflict of interest or improper benefit to a person, and thus are not subject to review by the NCG Committee. These excluded transactions include, among other items, ordinary course transactions with other entities and charitable contributions that do not exceed certain dollar thresholds. A copy of this policy is available on our website at www.macysinc.com/investors/governance. In addition, Directors and executive officers annually complete, sign and submit a Directors’ and Officers’ Questionnaire that is designed to identify Related Person Transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that we conduct with other companies for whom any of these individuals also serve as directors or executive officers. See “Further Information Concerning the Board of Directors — Director Independence.” Our general counsel reviews any identified transactions and determines, based on the facts and circumstances, whether the Director or executive officer has a direct or indirect material interest in the transaction. If he determines that the individual has a direct or indirect material interest in a transaction he brings the matter to the attention of the NCG Committee for further review. Based upon records available to us, there were no Related Person Transactions in fiscal 2011.

In addition, under our Non-Employee Director Code of Business Conduct and Ethics and our Code of Conduct, we require all employees, including our officers and Non-Employee Directors, to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion, including by having a financial interest in suppliers. Any circumstances that may compromise their ability to perform independently must be disclosed to the general counsel, or in the case of the Named Executives and the Non-Employee Directors, must be disclosed to the chair of the NCG Committee.

REPORT OF THE AUDIT COMMITTEE

The Board has adopted a written Audit Committee Charter. All members of the Audit Committee are independent, as defined in Sections 303A.06 and 303A.07 of the NYSE’s listing standards.

The Audit Committee has reviewed and discussed with Macy’s management and KPMG LLP the audited financial statements of Macy’s contained in Macy’s Annual Report to shareholders for fiscal 2011. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to SAS No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Macy’s Annual Report on Form 10-K for fiscal 2011 filed with the United States Securities and Exchange Commission.

Respectfully submitted,

Joseph Neubauer, Chairperson

Stephen F. Bollenbach

Joyce M. Roché

Marna C. Whittington

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Proposals for the 2013 Annual Meeting.    You may submit proposals on matters appropriate for shareholder action at Macy’s annual shareholders’ meetings in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For such proposals to be included in our proxy materials relating to the 2013 annual meeting of shareholders, you must satisfy all applicable requirements of Rule 14a-8 and we must receive such proposals no later than December 11, 2012.

Except in the case of proposals made in accordance with Rule 14a-8, our By-Laws require that shareholders intending to bring any business before an annual meeting of shareholders deliver written notice thereof to the Secretary of Macy’s not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by us by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise at least 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of Macy’s not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the shareholder set forth a description of the business to be brought before the meeting and certain information concerning the shareholder proposing such business, including such shareholder’s name and address, the class and number of shares of our capital stock that are owned beneficially by such shareholder and any material interest of such shareholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any shareholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to nominate candidates for election as directors. See “Further Information Concerning the Board of Directors — Director Nominations by Shareholders.”

OTHER MATTERS

The Board knows of no other business that will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

The cost of preparing, assembling and mailing the proxy material will be borne by us. Our Annual Report for fiscal 2011, which is being mailed to the shareholders with this proxy statement, is not to be regarded as proxy soliciting material. We may solicit proxies otherwise than by the use of the mail, in that certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, we have engaged the firm of Georgeson, Inc., of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to us will not substantially exceed $9,000.

March 28, 2012

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED

PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE

ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE

ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO

POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A

POLICY AND PROCEDURES FOR PRE-APPROVAL OF NON-AUDIT

SERVICES BY OUTSIDE AUDITORS

I.	Authority to Approve Non-Audit Services

Except as noted below, the Audit Committee (the “Committee”) will approve in advance all permitted non-audit services1 (the “Permitted NAS”).

A.  The Committee may delegate to the Chair of the Committee the authority to pre-approve Permitted NAS; provided that any such pre-approval of Permitted NAS granted by any such delegee must be presented to the Committee at its meeting next following the approval.

B.  Pre-approval is not required for any Permitted NAS if:

1.  the aggregate amount of any such Permitted NAS constitutes no more than five percent (5%) of the total revenues paid by Macy’s to its auditors during the fiscal year in which the Permitted NAS are provided;

2.  the Permitted NAS were not recognized at the time of the auditor’s engagement to be a Permitted NAS (i.e., either a service indicated as an audit service at the time of the engagement evolves over the course of the engagement to become a non-audit service, or a non-audit service not contemplated at all at the time of the engagement is performed by the outside auditor after the engagement is approved); and

3.  the Permitted NAS are promptly brought to the attention of the Committee (or its delegee) by management and approved prior to the completion of the audit.

II.	Disclosure of Permitted Non-Audit Services in Outside Auditor’s Engagement Letter

A.  The Committee is to receive an itemization in the outside auditor’s engagement letter of Permitted NAS that the outside auditors propose to deliver to Macy’s during the course of the year covered by the engagement and contemplated at the time of the engagement.

1.  In its submissions to management covering its proposed engagement the outside auditors are to include a statement that the delivery of Permitted NAS will not impair the independence of the outside auditors.

B.  Whether a Permitted NAS is set out in the auditor engagement letter or proposed by the outside auditors subsequent to the time the engagement letter is submitted, the Committee (or its delegee as described above) is to consider, with input from management, whether delivery of the Permitted NAS impairs independence of the outside auditors.

1 The nine categories of prohibited non-audit services are: (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

A-1

1.  The Committee is to evaluate, in making such consideration, the non-audit factors and other related principles (the “Qualifying Factors”) set out below.

•	Whether the service is being performed principally for the Audit Committee;

•	The effects of the service, if any, on audit effectiveness or on the quality and timeliness of Macy’s financial reporting process;

•	Whether the service would be performed by specialists (e.g., technology specialists) who ordinarily also provide recurring audit support;

•	Whether the service would be performed by outside audit personnel and, if so, whether it will enhance their knowledge of Macy’s business and operations;

•	Whether the role of those performing the service (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted) would be inconsistent with the outside auditor’s role;

•	Whether the outside audit firm’s personnel would be assuming a management role or creating a mutuality of interest with Macy’s management;

•	Whether the outside auditors, in effect, would be auditing their own numbers;

•	Whether the project must be started and completed very quickly;

•	Whether the outside audit firm has unique expertise in the service;

•	Whether the service entails the outside auditor serving in an advocacy role for Macy’s; and

•	The size of the fee(s) for the non-audit service(s).

III.	Annual Assessment of Policy

The Committee will determine on an annual basis whether to amend this policy.

A-2

Appendix B

MACY’S, INC.

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

Macy’s, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following Senior Executive Incentive Compensation Plan (the “Plan”) to provide incentive awards, including incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations and rulings promulgated thereunder.

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to promote the attainment of the Company’s performance goals by providing incentive compensation for certain designated key executives and employees of the Company and its Affiliates.

2.	DEFINITIONS

2.1. “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests. References to the “Company” herein shall be deemed to include references to Affiliates where appropriate.

2.2. “Award” shall mean any amount granted to a Participant under the Plan.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.5. “Committee” shall mean the Compensation and Management Development (CMD) Committee of the Board or any subcommittee thereof formed by the CMD Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

2.6. “Participant” shall have the meaning set forth in Section 3.1.

2.7. “Performance Criteria” shall mean one or more of the following: total sales (including net sales or gross sales); comparable store sales; sales per square foot; owned plus leased sales; gross margin; pre-tax income; operating or other expenses; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); net income; operating income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity, including return on net assets, return on sales, return on equity and return on invested capital); stock price appreciation; total shareowner return; revenue; gross margin return on inventory; inventory turn; market share; customer satisfaction; employee engagement; and employee turnover.

2.8. “Performance Goal” shall mean the level of performance, whether absolute or relative to a peer group index, established by the Committee as the performance standard for Performance Criteria. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

2.9. “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish.

3.	ELIGIBILITY AND ADMINISTRATION

3.1. Eligibility.    The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or an Affiliate who is selected by the Committee to participate in the Plan (each, a “Participant”).

3.2. Administration.    (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(i)	select the Participants to whom Awards may from time to time be granted hereunder;

(ii)	determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award;

(iii)	determine the time when Awards will be granted and paid and the Performance Period to which they relate;

(iv)	determine the Performance Goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period;

(v)	interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan;

(vi)	correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

(vii)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(viii)	make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan. To the extent the authority of the Committee has been so delegated, the term “Committee” includes any person to whom such authority has been delegated.

4.	AWARDS

4.1. Performance Period; Participant Designation; Performance Goals; Notification.    (a) Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company or (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing designate

(x)	one or more Performance Periods,

(y)	the Participants for each Performance Period, and

(z)	the Performance Goals for determining the Award for each Participant for each Performance Period based on attainment of specified levels of one or any combination of the Performance Criteria.

Within such time period, the Committee shall also specify the basis upon which the Performance Goals may be adjusted, including, by way of illustration and without limiting the Committee, to exclude the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. No such adjustment shall be made if the effect of such adjustment would be to cause the Award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Designation of any individual as a Participant for any Performance Period shall not require designation of such individual as a Participant in any other Performance Period, and designation of one individual as a Participant shall not require designation of any other individual as a Participant for such Performance Period or for any other Performance Period.

(b) If a person becomes eligible to participate in the Plan after the Committee has made its initial designation of Participants, such individual may become a Participant if so designated by the Committee.

(c) The Performance Goals designated by the Committee may be expressed with respect to the Company’s performance or the performance of one or more Affiliates, divisions, business segments or business units of the Company, and may be expressed in terms of dollars or rates, dollars or growth, absolute levels or percentages or ratios expressing relationships between two or more of the Performance Criteria, period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. Such Performance Goals shall otherwise comply with the requirements of Section 162(m) of the Code and the regulations thereunder.

(d) As soon as practicable after they have approved the items set forth in Section 4.1(a) above, the Committee will

(i)	notify each individual who has been selected to participate in the Plan that he or she is a Participant for such Performance Period; and

(ii)	communicate in writing to each Participant the applicable Performance Criteria and Performance Goals for determining Awards for such Performance Period.

4.2. Certification.    At such time as it shall determine appropriate following the conclusion of each Performance Period and prior to payment of any Award, the Committee shall certify, in writing, the amount of the Award for each Participant for such Performance Period.

4.3. Payment of Awards.    (a) The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the Performance Goals for the Performance Period as determined in accordance with Section 4.1. The Committee may not waive the achievement of the applicable Performance Goals for any award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code except in the case of the death or disability of the Participant or as described in Section 4.6. The Committee may establish factors to take into consideration in implementing its discretion to reduce the amount of an Award, including, but not limited to, individual performance and/or one or more of the Performance Criteria. In no event may the Committee increase the amount of the Award otherwise payable to the Participant based on attainment of the Performance Goals for the Performance Period.

(b) The actual amount of the Award determined by the Committee for a Performance Period shall be paid in the Committee’s discretion in cash or, to the extent permissible under a shareholder-approved stock plan of the Company, in stock-based awards under such plan. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends, unless payment is deferred pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.

4.4. Changes in Employment.    (a) If

(i)	a person becomes a Participant during a Performance Period as specified in Section 4.1(b), or

(ii)	a Participant (x) dies, retires or is permanently and totally disabled or (y) is terminated by the Company due to a reduction in force or job elimination, in either case prior to the end of a Performance Period, then the Award payable to such a Participant may be proportionately reduced based on the period of actual employment during the applicable Performance Period.

(b) Except as otherwise specifically provided in this Section 4.4, if a Participant’s employment with the Company is terminated prior to the end of a Performance Period for any reason, the Participant will not be entitled to any Award for such Performance Period unless otherwise determined by the Committee or unless otherwise required by law.

4.5 Transfers and Changes in Responsibilities.    If a Participant’s responsibilities materially change or the Participant is transferred during a Performance Period to a position that is not deemed by the Committee as eligible to participate in the Plan, the Company may, as determined by the Committee, terminate the Participant’s participation in this Plan. In the event of such termination, the Participant would be eligible for a prorated Award based on the number of months in such Performance Period prior to such termination. Such Award will be paid only after the end of such Performance Period.

4.6 Change in Control.    In connection with any change in control (as such term is defined in the Company’s Change in Control Plan, as it may be amended from time to time) of the Company, then the Committee will take all such actions hereunder as it may determine to be necessary or appropriate to treat Participants equitably, including without limitation the modification or waiver of applicable Performance Goals, Performance Criteria, Performance Periods, or Awards, notwithstanding the terms of any initial award.

4.7 Maximum Award.    The maximum dollar value of an Award payable to any Participant in any 12-month Performance Period is $7,000,000, adjusted pro rata for a Performance Period shorter or longer than 12 months.

5.	MISCELLANEOUS

5.1. Amendment and Termination of the Plan.    The Board or the Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, or by the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading). No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

5.2. Section 162(m) of the Code.    Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.

5.3. Tax Withholding.    The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant any such taxes as may be required by law, or to otherwise require the Participant to pay or provide for the payment of any such taxes in a manner satisfactory to the Company or such Affiliate. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such tax obligations.

5.4. Right of Discharge Reserved; Claims to Awards.    Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided herein or in any agreement or other instrument entered or adopted into in connection with this Plan, the Company shall not be liable for the loss of existing or potential profit from any Award granted in the event of the termination of employment of any Participant.

5.5. Nature of Payments.    All Awards made pursuant to the Plan shall be in consideration of the performance of services for the Company or an Affiliate, division or business unit of the Company.

5.6. Other Plans.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.7. Severability.    If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8. Clawback.    The Committee has the discretion to require a Participant to repay the income, if any, derived from an Award in the event of a restatement of the Company’s financial results within three years after payment of such Award to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct. In addition, all Awards and all benefits derived by a Participant from any Award shall be subject to recovery by the Company in such circumstances and on such terms and conditions as may be prescribed by the Committee at any time or from time to time pursuant to any policy adopted by the Company to ensure, or otherwise to ensure, compliance with any rules, regulations or listing standards adopted by the Securities and Exchange Commission or the New York Stock Exchange to implement Section 10D of the Securities Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

5.9. Section 409A.    The Company intends that the Plan and each Award granted hereunder shall comply with, or be exempt from, Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A or would cause any Award to be subject to taxes, interest or penalties under Section 409A, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A, (b) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. The Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from taxes, interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of, or gross up in connection with, any taxes, interest and or penalties owed by the Participant pursuant to Section 409A.

5.10. Construction.    As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.11. Unfunded Status of the Plan.    The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.12. Governing Law.    The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.13. Effective Date of Plan.    The Plan shall be effective as of February 24, 2012, subject to approval by the Company’s stockholders in accordance with Section 162(m) of the Code.

5.14. Captions.    The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2012. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Macy’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macy’s, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received prior to 11:59 P.M. Eastern Time on May 17, 2012.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44004-P21499 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACY’S, INC.
The Board of Directors Recommends a Vote “For” the Following Nominees:

1.	ELECTION OF DIRECTORS	For	Against	Abstain		For	Against	Abstain

	1a. Stephen F. Bollenbach	☐	☐	☐	The Board of Directors Recommends a Vote “For” Item 2.	☐	☐	☐

	1b. Deirdre P. Connelly	☐	☐	☐	2. The proposed ratification of the appointment of KPMG LLPas Macy’s independent registered public accounting firmfor the fiscal year ending February 2, 2013.
	1c. Meyer Feldberg	☐	☐	☐

	1d. Sara Levinson	☐	☐	☐	The Board of Directors Recommends a Vote “For” Item 3.

	1e. Terry J. Lundgren	☐	☐	☐	3. Approval of Macy’s Senior Executive Incentive Compensation Plan.	☐	☐	☐

	1f. Joseph Neubauer	☐	☐	☐	The Board of Directors Recommends a Vote “For” Item 4.

	1g. Joyce M. Roché	☐	☐	☐	4. Advisory vote to approve named executive officer compensation.	☐	☐	☐

	1h. Paul C. Varga	☐	☐	☐	The Board of Directors Recommends a Vote “Against” Item 5.

	1i. Craig E. Weatherup	☐	☐	☐	5. Shareholder proposal regarding raccoon dog fur.	☐	☐	☐

	1j. Marna C. Whittington	☐	☐	☐	6. In their discretion, upon such other business that may properlycome before the meeting or any adjournment or adjournmentsthereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, and this proxy is returned, this proxy will be voted FOR Items 1, 2, 3 and 4 and AGAINST Item 5. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

For purposes of the 2012 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box above and provides comments where indicated on the reverse side. This proxy is governed by the laws of the State of Delaware.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M44005-P21499

MACY’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2012

The undersigned Stockholder(s) hereby appoint(s) Meyer Feldberg and Marna C. Whittington, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Macy’s, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on May 18, 2012, at the Macy’s, Inc. corporate offices located at 7 West 7th Street, Cincinnati, Ohio 45202, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE, “FOR” ITEMS 2, 3 AND 4, AND “AGAINST” ITEM 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Macy’s Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macy’s Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received prior to 11:59 P.M. Eastern Time on May 16, 2012.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44006-P21499 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Macy’s, Inc.
The Board of Directors Recommends a vote “For” the Following Nominees:

1.	ELECTION OF DIRECTORS	For	Against	Abstain		For	Against	Abstain
	1a. Stephen F. Bollenbach	☐	☐	☐	The Board of Directors Recommends a Vote “For” Item 2.
	1b. Deirdre P. Connelly 1c. Meyer Feldberg 1d. Sara Levinson	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2. The proposed ratification of the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending February 2, 2013.	☐	☐	☐
	1e. Terry J. Lundgren	☐	☐	☐	The Board of Directors Recommends a Vote “For” Item 3.
	1f. Joseph Neubauer 1g. Joyce M. Roché	☐ ☐	☐ ☐	☐ ☐	3. Approval of Macy’s Senior Executive Incentive Compensation Plan.	☐	☐	☐
	1h. Paul C. Varga	☐	☐	☐	The Board of Directors Recommends a Vote “For” Item 4.
	1i. Craig E. Weatherup	☐	☐	☐	4. Advisory vote to approve named executive officer compensation.	☐	☐	☐
	1j. Marna C. Whittington	☐	☐	☐	The Board of Directors Recommends a Vote “Against” Item 5.

					5. Shareholder proposal regarding raccoon dog fur.	☐	☐	☐

6. In their discretion, upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, and this proxy is returned, this proxy will be voted FOR Items 1, 2, 3 and 4 and AGAINST Item 5. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

For purposes of the 2012 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box above and provides comments where indicated on the reverse side. This proxy is governed by the laws of the State of Delaware.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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M44007-P21499

MACY’S, INC.

To: J.P. Morgan Chase Bank, as Trustee for the Macy’s, Inc. 401(k) Retirement Investment Plan.

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2012

I acknowledge receipt of the Letter to Stockholders, the Notice of Annual Meeting of Stockholders of Macy’s, Inc. to be held on May 18, 2012, and the related Proxy Instructions.

As to my proportional interest in any stock of Macy’s, Inc. registered in your name, you are directed as indicated on the reverse side as to the matters listed in the form of Proxy solicited by the Board of Directors of Macy’s, Inc. I understand that if I sign this instruction card on the other side and return it without otherwise indicating my voting instructions, it will be understood that I wish my proportional interest in the shares to be voted by you in accordance with the recommendations of the Board of Directors of Macy’s, Inc. as to Items 1, 2, 3, 4 and 5. If my voting instructions are not received by 11:59 p.m. Eastern Time on May 16, 2012, I understand that you will vote my proportional interest in the same ratio as you vote the proportional interest for which you receive instructions from other plan participants.

If any such stock is registered in the name of your nominee, the authority and directions herein shall extend to such nominee.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE, “FOR” ITEMS 2, 3 AND 4, AND “AGAINST” ITEM 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE